UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
FORM SB-2/A

Registration Statement under the Securities Act of 1933

LEXINGTON ENERGY SERVICES INC.
(Name of Small Business Issuer in its Charter)

NEVADA	1389	N/A
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

207 West Hastings Street, Suite 1209
Vancouver, British Columbia, Canada, V6B 1H7
(604) 899 4550
(Address and telephone number of principal executive offices)

CSC Services of Nevada Inc.
502 East John Street
Carson City, Nevada 89706
(775) 882 3072
(Name, address and telephone number of agent for service)

With a copy to:
Penny Green
Bacchus Law Group
1511 West 40th Avenue, Vancouver, BC V6M 1V7
Tel (604) 732 4804 Fax (604) 408 5177
Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [               ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [               ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [               ]

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [               ]

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2) ($)	Proposed Maximum Aggregate Offering Price (2) ($)	Amount of Registration Fee ($)
Shares of Common Stock, par value $0.0001	5,067,626	0.85	$4,307,482.10	$460.90
Shares of Common Stock, par value $0.0001	4,000,000	1.00	4,000,000.00	$428.00
Shares of Common Stock, par value $0.0001	5,000,000	0.85	$4,250,000.00	$454.75
Total Fee Due				$1,343.65

1

Of the 14,067,626 shares registered pursuant to this registration statement, 5,000,000 are being offered by direct offering and 4,000,000 are being offered by our directors, and 5,067,626 are offered by other selling shareholders.

2	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This prospectus is not an offer to sell securities and is not soliciting an offer to purchase securities in any state where the offer or sale is not permitted.

PROSPECTUS

14,067,626 SHARES
COMMON STOCK

Before this offering there has been no public market for our common stock.

We are offering up to 5,000,000 in a direct public offering, without any involvement of underwriters or broker-dealers. There is no minimum offering. The offering price is $0.85 per share. In the event the shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. Stock sold through our direct offering will be sold by our directors and officers, Brent Nimeck and Larry Kristof, who will be the underwriters of this offering.

In addition to our direct offering, we are registering 9,067,626 shares held by 189 selling shareholders, 4,000,000 shares of which are controlled by our directors. After our direct offering is complete, our directors will sell their shares at a fixed price of $1.00 per share throughout the duration of this offering. The other selling shareholders will sell at a price of $0.85 per share until our shares are quoted on the Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

There are no arrangements to place the funds we raise in an escrow, trust or similar account.

Our common stock is presently not traded on any national securities exchange or the NASDAQ Stock Market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market.

An investment in our common stock involves risks. See "Risk Factors" starting at page 10 of this Prospectus.

	Offering Price	Expenses	Proceeds to Us

Per Share – if 50% of our direct offering sold	$0.85	$0.02	$0.83
Per Share – if 100% of our direct offering sold	$0.85	$0.01	$0.84
If 50% are sold	$2,125,000	$40,000	$2,085,000
If 100% are sold	$4,250,000	$40,000	$4,210,000

The difference between the Offering Price and the Proceeds to Us is $40,000. The $40,000 reflects the expenses of the offering. The expenses per share would be adjusted according to the offering amounts depending on how many shares we sell. The $40,000 has been paid to unaffiliated third parties for expenses connected with this offering.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is ________________.

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Table of Contents

PART I – INFORMATION REQUIRED IN PROSPECTUS

PART I — INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

Our Business

Lexington Energy Services Inc. (“Lexington”, “we”) is a start-up stage company. We have had no revenues as of the end of our most recent fiscal year and we have only recently begun operations. We design, build, lease and in some cases operate the following mobile equipment for use in oil and gas fields:

  drilling units primarily for use in core sampling for tar sands and coal bed methane gas;
  nitrogen generation units for providing nitrogen in drilling operations; and
  well testing units to test oil well capabilities and size.

We are in the process of building equipment that we intend to lease. We have signed two agreements for the lease of part of our well testing units to companies controlled by one of our directors. These agreements will not be effective until we have completed building the units and can deliver them for lease.

Our principal offices are located at Suite 1209 – 207 West Hastings Street, Vancouver, British Columbia, Canada, V6B 1H7, and our telephone number is (604) 899 4550. Our fiscal year end is November 30.

The Offering

Assuming 100% of our direct offering is sold, the 14,067,626 common shares registered under this Prospectus will represent approximately 69% of our issued common stock. Both before and after the offering, our current directors and officers will control Lexington. As of July 26 , 2006 our directors Brent Nimeck and Larry Kristof together own 11,250,000 shares (including shares they have the right to acquire), representing approximately 74% of our issued common stock.

After the offering, assuming he sells all of his 2,000,000 shares registered in this Prospectus, our President and Chief Executive Officer Larry Kristof will own 3,550,000 shares (including shares he has the rights to acquire) and if 50% of our direct offering is sold, he will own approximately 20% of our issued common stock.

After the offering, our director Brent Nimeck, assuming that he sells all 2,000,000 shares under his control and registered in this Prospectus, will have investment control over 3,700,000 shares (including shares he has the rights to acquire). On this basis, if 50% of our direct offering is sold, Mr. Nimeck will own approximately 21% of our issued common stock.

The following is a brief summary of our offering:

Securities Offered	through a direct public offering, 5,000,000 shares 9,067,626 common shares held by 189 selling shareholders (including 4,000,000 shares controlled by our directors) there is no minimum offering

Offering Price per Share

We are offering the shares at a price of $0.85. This price was determined by our Board of Directors based on several factors including our capital structure and the amount we sought to raise through our offering.

After our Board of Directors has declared by resolution that we have completed our Direct Offering, the directors will offer 4,000,000 shares for sale at a fixed price of $1.00 per share. This price was determined by the directors based on several factors including our anticipated cash position after the Direct Offering is closed. The selling shareholders can sell the shares at an initial price of $0.85 and thereafter at any price.

Offering Period	The shares are being offered for a period not to exceed 180 days, unless extended by our Board of Directors for an additional 90 days.

Net Proceeds to us

Approximately $2,085,000, assuming half of our direct offering is sold.

Approximately $4,210,000, assuming we sell all 5,000,000 shares through our direct offering.

We will not receive any proceeds from the sale of shares by the selling shareholders.

Use of Proceeds:	We will use the proceeds to build an operating facility, purchase equipment and for administrative expenses.

Number of Shares Outstanding Before the Offering	There are 15,267,626 shares outstanding as of July 26, 2006. However, if all outstanding options granted as of July 26, 2006 were exercised, there would be 18,217,626 shares outstanding.

Number of Shares Outstanding After the Offering	Assuming that all outstanding options are exercised, we will have the following number of shares issued and outstanding after this offering:
  19,467,626 if we sell 25% of our direct offering

  20,717,626 if we sell 50% of our direct offering

  23,217,626 if we sell 100% of our direct offering

Financial Summary Information

All of the references to currency in this Prospectus are to US Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management’s Discussion and Analysis" at page 47 and the accompanying consolidated Financial Statements of Lexington and related notes included elsewhere in this Prospectus.

Income Statement Data

	Three months ended May 31, 2006	Six months ended May 31, 2006	Period from March 30, 2005 (inception) to May 31, 2006 ($)
Interest Income	2,413	2,413	2,413
Expenses	253,487	338,737	415.851
Net Loss	(251,074)	(336,324)	(413,438)

Balance Sheet Data

	November 30, 2005 ($)	February 28, 2006 ($)
Working Capital	66,579	493,667
Total Assets	89,199	1,202,240
Total Liabilities	19,313	48,365

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Lexington Risks

1. A decline in or substantial volatility of oil and gas prices could adversely affect the demand for our services, which could mean a decrease in our revenues.

We anticipate that the demand for our services will be primarily determined by oil and gas prices and the related general production spending and level of drilling activity in Western Canada. Volatility or weakness in oil and gas prices (or the perception that oil and gas prices will decrease) will likely affect the spending patterns of our possible customers and may result in the drilling of fewer new wells or lower production spending on existing wells. This, in turn, could result in lower demand for our services and may cause lower rates and lower utilization of our well service equipment. A decline in oil and gas prices or a reduction in drilling activities could materially and adversely affect the demand for our services and could seriously decrease our revenues or prevent us from generating any revenues.

2. There is substantial uncertainty as to whether we will continue operations. If we discontinue operations, you could lose your investment.

Our auditors have discussed their uncertainty in their audit report dated April 20, 2006. This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your entire investment.

3. Competition within the well services industry may prevent us from becoming profitable.

The oil well services industry is highly competitive and fragmented and includes numerous small companies capable of competing effectively in our markets on a local basis as well as several large companies that possess substantially greater financial and other resources than we do. Our larger competitors' greater resources could allow those competitors to compete more effectively than we can. The amount of equipment available may exceed demand, which could result in active price competition. Many contracts are awarded on a bid basis, which may further increase competition based primarily on price. In addition, recent market conditions have stimulated the reactivation of well servicing rigs and construction of new equipment, which could result in excess equipment and lower utilization rates in future periods. This could decrease our revenues or prevent us from becoming profitable.

4. We expect to depend on several significant customers, and a loss of one or more significant customers could prevent us from generating revenues.

Our only customers so far are Southern Well Testing Ltd., and Southern Well Testing (2005) Ltd., which are both controlled by our director, and VP, Operations, Brent Nimeck. Both of these companies have signed agreements to lease equipment from us once we have completed the assembly of the equipment. As these are the only customers with which we have agreements with, we anticipate that all or a majority of our initial revenues will come from these two companies. The loss of either of these customers could result in a substantial loss of revenues or could prevent us from generating revenues.

5. We lack an operating history and there is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on March 30, 2005 and we have only recently started our business operations and we have not yet realized any revenues. We have very little operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

  completion of this offering;
  completion of future offerings of our stock;
  our ability to develop and build mobile oil well testing equipment; and
  our ability to attract customers who will lease our equipment.

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

6. We are solely dependent upon the funds to be raised in this offering to advance our business, the proceeds of which may be insufficient to achieve adequate revenues to remain in business. We may need to obtain additional financing which may not be available, which could cause us to cease operations.

We need the proceeds from this offering to execute our business plan. If we raise 25% of our direct offering, we will receive $1,022,500 in net proceeds. This will enable us to complete the purchase of our nitrogen generation unit and put $322,500 towards general and administrative costs. We already have agreements in place for the lease of components of our mobile p-tank units. However, our management has determined that the leasing of our nitrogen generation unit and our coring units will be more profitable than leasing of our p-tanks. Also, based on their experience in the oil field services industry, our management believes that there is high enough demand that we will be able to lease our nitrogen generation units and coring units once they are complete. For these reasons, our management plans to allocate proceeds of our direct offering to completion of a nitrogen generation unit and a coring unit before allocating capital to completion of our p-tanks. This strategy of building our coring units and nitrogen generation units first could result in a situation where we have built equipment but have no one to lease it. This could prevent us from generating revenues. We will need additional funds to complete further development of our business plan to achieve a sustainable revenue level where ongoing operations can be funded out of revenues. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. If we are not able to obtain needed financing we may have to cease operations.

7. We may not complete construction of our p-tanks which could prevent us from generating revenues and becoming profitable.

We have only signed two agreements for the lease of our equipment. Our agreement with Southern Well Testing Ltd. is contingent on us completing the Lexington Unit 2000, a component of our mobile oil well testing unit (p-tank). Our agreement with Southern Well Testing (2005) Ltd. is contingent on us completing the Lexington Unit 3000, a component of our p-tank unit . The two p-tank units we intend to build have slightly different designs. One unit will cost approximately $390,000 to build. The other p-tank production testing units will cost us approximately $300,000 to build So far we have put a deposit of approximately $10,000 on two horizontal separators. These are a key component of the p-tanks and we must pay approximately $46,000 more for each horizontal separator on delivery, which we expect will be in August 2006. These parts are in high demand and can take up to a year to deliver. If we are unable to pay for these parts in August, we risk not being able to obtain another part for one year or longer. Also, there is a possibility that the supplier will refuse to work with us again, in which case we may never be able to complete construction of our p-tanks. We intend to complete the purchase of parts to build the Lexington Unit 2000 if we raise 50% of our direct offering and we will complete the purchase of parts for both p-tanks if we raise 100% of our direct offering. It is therefore possible that we may not have enough capital to complete the construction of the p-tanks after this financing is complete. Also, factors could prevent us from completing the construction of the p-tanks, such as a failure of management to devote adequate time to their construction. The lease agreements are not enforceable by either party until we have completed the construction of the p-tanks. If we fail to complete the p-tanks within a reasonable time, we may not be able to generate revenues pursuant to the leases we have already entered into, which could prevent us from becoming profitable. If we are unable to complete the p-tanks, the agreements to lease the p-tanks will never become effective, and so we will not be able to generate any revenues through these agreements.

8. Our business is subject to environmental legislation and any changes in such legislation could negatively affect our results of operations.

The oil and gas industry is subject to many laws and regulations which govern the protection of the environment, health and safety and the management, transportation and disposal of hazardous substances. These laws and regulations may require removal or remediation of pollutants and may impose civil and criminal penalties for violations. Some of the laws and regulations authorize the recovery of natural resource damages by the government, injunctive relief and the imposition of stop, control, remediation and abandonment orders. The costs arising from compliance with environmental and natural resource laws and regulations may increase operating costs for both us and our potential customers. Any regulatory changes that impose additional environmental restrictions or requirements on us or on our potential customers could adversely affect us through increased operating costs and potential decreased demand for our services, which could have a material adverse effect on our results of operations.

9. Our business may be seasonal and influenced by weather patterns which could lower demand for our services and result in a decrease in revenues.

In Canada, the amount of oil and gas exploration and production activity is influenced by seasonal weather patterns. In spring, wet weather can make the ground unstable, and result in road closures that restrict the movement of rigs and other heavy equipment, thereby decreasing activity levels. Also, some oil and gas producing areas are located in sections of the Western Canadian Sedimentary Basin that are inaccessible, other than during the winter, because the ground surrounding or containing the drilling sites in these areas consists of terrain known as muskeg. Until the muskeg freezes, the terrain cannot be crossed to reach the drilling site. Also, once rigs and other equipment have been moved to a drilling site, they may become stranded if the muskeg thaws unexpectedly. We believe that a severe change in weather patterns in western Canada could lower the demand for our services which could result in a decrease in revenues.

10. We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

Although we intend to report our financial results in US dollars, a portion of our sales and operating costs may be denominated in Canadian dollars. In addition, we are exposed to currency exchange risk on any of our assets that we denominate in Canadian dollars. Since we present our financial statements in US dollars, any change in the value of the Canadian dollar relative to the US dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our Canadian dollar assets into US dollars. Consequently, our reported earnings or losses could fluctuate materially as a result of foreign exchange translation gains or losses.

11. Success depends in part on our ability to attract and retain additional personnel, which we may or may not be able to do. Our failure to do so could cause us to go out of business.

We anticipate that in 2006 we will need to hire a facility manager, a new Chief Financial Officer or controller, a customer service representative, as well as six to twelve technical personnel for our subsidiary LexCore, all of whom we believe will be important components of our success. Recently we experienced problems retaining our Chief Financial Officer who resigned on March 28, 2006. Our Chief Financial Officer communicated to us that she resigned because she believed she did not have the sufficient experience and qualifications to properly carry out her duties as Chief Financial Officer.

Our President Larry Kristof has been appointed as Chief Financial Officer. We are searching for a new Chief Financial Officer and so far we have been unsuccessful in identifying a suitable candidate. Our inability to attract additional personnel, including a new Chief Financial Officer, could have a material adverse effect on our ability to conduct our business. If we are unable to retain personnel, we may not be able to provide adequate customer service to develop and maintain a good reputation with customers, which could prevent us from generating sufficient revenues to become profitable, or, we may not have the expertise required to raise sufficient capital to continue operating.

12. As our business assets and our directors and officers are located in Canada; investors may be limited in their ability to enforce U.S. civil actions against our assets or our directors and officers. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our directors.

Our business assets are located in Canada and our directors and officers are residents of Canada. Consequently, it may be difficult for United States investors to effect service of process within the United States upon our assets or our directors or officers, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained did not have jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our assets or our directors and officers predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

13. We do not have any patent protection for the design of our equipment which could prevent us from becoming profitable.

We believe part of our competitive edge is our unique equipment that combines existing technologies and equipment to create better performing equipment. We have not sought and do not plan on seeking patent protection for our equipment or systems. It may not be possible for us to obtain patent protection for many aspects of our equipment. We cannot assure you that others will not independently develop substantially equivalent information and techniques. If other companies build and lease equipment which is similar or better to ours, we may not be able to find and maintain customers for our services, which could prevent us from becoming profitable.

Risks Associated with this Offering

14. There is no minimum offering and therefore your investment may be used even though such investment will not satisfy our capital requirements to complete any project.

Our directors have not specified a minimum offering amount and there in no escrow account in operation. Our current assets are insufficient to pursue our business plan and we are entirely dependent on the outcome of this capital raising effort. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in Lexington, but we are unable to fulfill our objectives or proceed with our operations due to a lack of interest in this offering. If this were to occur, we might be forced to curtail or abandon our operations with a loss to investors who purchase stock under this Prospectus.

15. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

16. You may not be able to sell your shares at the offering price or at any price. In addition selling shareholders may sell their shares at a lower price when they are eligible to sell their shares.

There is no established public market for our units. We have not obtained an independent valuation of the securities. The offering price for the securities does not have any direct relationship to our assets, earnings, book value, or other measurable criteria of value. We make no representations, whether express or implied, as to the value of the securities offered hereby. There can be no assurance that the securities can be sold at either the offering price or any other price in the future. Also, the $0.85 per share offering price is substantially higher than the approximately $0.0001 to $0.50 price per share paid by prior investors. Therefore, the selling shareholders may be willing to sell their shares for less than the $0.85 offering price.

17. Our directors, Mr. Kristof and Mr. Nimeck acquired their shareholdings at significantly lower share prices than the share price of this offering.

If the directors sell all of their shareholdings, they will no longer be exposed to the risk of a loss of investment as will the new shareholders whom acquired shares through this offering. If the business were to fail subsequent to the directors having disposed of all of their shareholdings, then it would be the new shareholders that would suffer the financial losses. Mr. Kristof acquired all of his shares at $0.0001/share. Mr. Nimeck acquired control of 4,750,000 shares through a share purchase agreement with a former director for $0.0001/share and he also acquired 300,000 shares at $0.003/share.

18. Because the Commission imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which impose additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

There is no established market for the common stock being registered. We intend to apply to the OTC Bulletin Board for the trading of our common stock. This process takes at least three months and the application must be made on our behalf by a market maker, but we have not yet engaged a market maker to make the application on our behalf. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of sale. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. Accordingly, you may have difficulty reselling any shares your purchase from Lexington.

19. We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in Lexington.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in Lexington will need to come through appreciation of the stock’s price.

20. Because our officers and directors, who are also our promoters, may own more than 50% of the outstanding shares after this offering, they will retain control of us and be able to decide who will be directors and you may not be able to remove them as directors which could prevent us from becoming profitable.

As of July 26, 2006 our directors Brent Nimeck, a director and Senior Vice President of Operations, and Larry Kristof, a director, Chief Executive Officer and Chief Financial Officer, together own 11,250,000 shares (including shares they have the right to acquire), representing 73.7% of our issued common stock. Depending on how many shares they sell of the 4,000,000 shares they are registering for sale in this Prospectus, and depending on how many shares we sell in their direct offering, they may continue to own more than 50% of the outstanding shares after our direct offering. For example, if they don't sell any of their shares, and we sell no shares through the direct offering, they will continue to own 73.7% of our issued common stock.

After the offering, assuming he sells all of his 2,000,000 shares registered in this Prospectus, our President and Chief Executive Officer Larry Kristof will own 3,550,000 shares (including shares he has the rights to acquire) and if 50% of our direct offering is sold, he will own approximately 20% of our issued common stock.

After the offering, our director Brent Nimeck, assuming that he sells all 2,000,000 shares under his control registered in this Prospectus, will have investment control over 3,700,000 shares (if all his options are exercised). On this basis, if 50% of our direct offering is sold, Mr. Nimeck will own 21% of our issued common stock.

If Larry Kristof and Brent Nimeck continue to own more than 50% of our issued common stock, they will be able to elect all of our directors and control our operations. Mr. Kristof or Mr. Nimeck may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks. For example, they could cause us to make acquisitions that increase our indebtedness or to sell revenue generating assets. They may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Mr. Nimeck is also the majority shareholder of Southern Well Testing Ltd., a company that competes with us by providing oil field services. If the directors fail to act in our best interests or fail to perform adequately to manage us, you may have difficulty in removing them as directors, which could prevent us from becoming profitable.

21. Because our directors own 73.7% of our outstanding common stock, they could make and control corporate decisions that may be disadvantageous to other minority shareholders, which could reduce the value of your investment.

Our directors Brent Nimeck and Larry Kristof own approximately 73.7% of the outstanding shares of our common stock as of July 26, 2006 (including shares which they have the right to acquire). Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations, and the sale of all or substantially all of our assets. They will also have the power to prevent or cause a change in control. Brent Nimeck, a director, is the general manager and principal owner of Southern Well Testing Ltd., located in Brooks, Alberta. Southern Well is engaged in the business of leasing portable load well production testing packages, and providing well testing services to oil and gas companies. The leasing of well production testing packages is directly in competition with us. Brent Nimeck may therefore be in conflict of interest when it comes to negotiating agreements with suppliers or potential customers. Also, we have entered into several lease agreements with Southern Well. The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders. This could negatively effect the value of your investment.

22. We indemnify our directors against liability to Lexington and our stockholders, and the costs of this indemnification could negatively affect our operating results.

Our bylaws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. The bylaws also allow for reimbursement of certain legal defenses.

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling Lexington, we have been informed that in the opinion of the Commission such indemnification is against public policy and unenforceable.

Since our directors and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to ensure that meet the standards required by law to properly carry out their duties, which could have a negative impact on our operating results. Also, if any director or officer claims against Lexington for indemnification, the costs could have a negative effect on our operating results.

23. Even if we are successful in selling 100% of our direct public offering, our cash requirements over the next twelve months, exceeds the maximum proceeds of the offering and so we will need to seek additional financing. If we fail to do so we may have to cease operations.

If 100% of our direct public offering is sold we will raise net proceeds of $4,210,000. We require $6,255,000 over the next twelve months in order to execute our business plan. We will have to seek additional financing in order to implement our business plan even if we raise 100% of our direct offering. We cannot assure you that we will be able to obtain such a financing on acceptable terms, if at all. If we cannot meet our cash requirements and are also unable to secure additional financing, we may be unable to continue our business operations.

Use of Proceeds

Our offering is being made on a self underwritten basis - with no minimum and a maximum of $4,250,000. The table below sets forth the use of proceeds if 25%, 50%, 75% or 100% is sold.

	25%	50%	75%	100%
Gross proceeds	$ 1,062,500	$ 2,125,000	$ 3,187,500	$ 4,250,000
Offering expenses	40,000	40,000	40,000	40,000
Net proceeds	1,022,500	2,085,000	3,147,500	4,210,000

The net proceeds will be used approximately as follows:

	25%	50%	75%	100%
Purchase of parts for well testing equipment (p-tanks)	$ 0	$380,000	$ 380,000	$ 680,000
Construction of nitrogen generation unit	700,000	700,000	700,000	700,000
Purchase of parts to build coring units	0	500,000	1,000,000	1,671,000
Design and build operating facility	0	0	740,000	740,000
Administrative expenses	322,500	505,000	327,500	419,000

Our general and administrative expenses consist of salaries, marketing and promotion, tradeshow costs, travel, meals and entertainment, rent, office maintenance, consulting fees, accounting and audit fees, legal fees, communication expenses (cellular, internet, fax, telephone), office supplies, courier and postage costs and office equipment.

Of our total proceeds, we anticipate that over the next 12 months we will pay approximately $165,600 to our affiliates as follows: $100,800 to Larry Kristof, our President and Director, for salary and benefits, and $64,800 to Brent Nimeck, our VP, Operations and a Director, for his salary. These amounts are included in our calculation of general and administrative expenses.

Total offering expenses are estimated to be $40,000, consisting of the following: $25,000 for legal fees; $13,500 for accounting fees, $1,300 filing fee, $100 printing and marketing expenses and $100 for miscellaneous unforeseen expenses relating to the offering.

The costs related to building an operating facility relate to our plans to build a facility on the property in Brooks, Alberta, Canada in which we will assemble and maintain our equipment. We currently have enough in our bank account to complete the purchase of the land in Brooks, Alberta. The nitrogen generation unit, coring unit and p-tank are various types of equipment which we are building and which we intend to lease to oil and gas companies to use in oil and gas well testing and drilling.

If we raise 25% of the direct offering, we will complete payment to the supplier for our nitrogen generation unit, one drilling rig for our coring unit, and put $322,500 towards general and administrative costs.

If we raise 50% of the direct offering, we will pay for a nitrogen generation unit , pay for a drilling rig for one coring unit and build a p-tank, and put $505,000 towards general and administrative expenses.

If we raise 75% of the offering, we will also build and construct the operating facility on the property we are acquiring in Brooks, Alberta, Canada, and pay for a drilling rig on a second coring unit, and put $327,500 towards general and administrative expenses.

If we raise 100% of the offering, we will also build a second p-tank, pay $671,000 towards additional parts to complete one entire coring unit, and put a total of $419,000 towards general and administrative expenses.

Determination of Offering Price

The price of the shares we are offering was arbitrarily determined in order for us to raise up to net proceeds of $4,210,000 in this direct offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

  our lack of operating history;
  the proceeds to be raised by the offering;
  the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders;
  our cash requirements, and
  prices of shares we have issued in the past.

The following factors were considered in determination of the offering price of $1.00 of the 4,000,000 shares being sold by Larry Kristof and Brent Nimeck:

  all of the factors that were considered in determining the price of our direct offering, as outlined in the paragraph above; and
  the offering at $1.00 would take place after the completion of the Direct Offering at $0.85, and at that time, it is contemplated that Lexington will have raised some capital through the direct offering.

Dilution of the Price you Pay for Your Shares

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

As of November 30, 2005, the net tangible book value of our shares of common stock was $69,886 or approximately $0.01 per share based upon shares outstanding. Subsequent to November 30, 2005, we issued 460,000 shares of common stock at $0.20 per share for cash proceeds of $92,000 and 2,568,626 shares of common stock at $0.50 per share for cash proceeds of $1,284,313. On January 4, 2006, we cancelled 100,000 shares of common stock that were originally issued at $0.10 per share. The effect of these transactions was to increase the net tangible book value of our shares of common stock from $69,886 or approximately $0.01 per share, to $1,446,199 or approximately $0.09 per share.

If 100% of the shares are sold:

Upon completion of our direct offering, in the event all of the shares are sold, the net tangible book value of the 20,267,626 shares to be outstanding will be $5,646,199, or approximately $0.28 per share. The amount of dilution you will incur will be $0.57 per share. The net tangible book value of the shares held by our existing shareholder will be increased by $0.18 per share without any additional investment on their part. You will incur an immediate dilution from $0.85 per share to $0.278 per share. After completion of this offering, if 5,000,000 shares are sold, you will own approximately 24.67% of the total number of shares then outstanding shares for which you will have made a cash investment of $4,250,000, or $0.85 per share. Our existing shareholders (assuming they don’t sell any shares) will own approximately 75.33% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $1,523,313, or $0.10 per share.

If 75% of the shares are sold:

Upon completion of our direct offering, in the event 75% of the shares are sold, the net tangible book value of the 19,017,626 shares to be outstanding will be $4,583,699, or approximately $0.24 per share. The amount of dilution you will incur will be $0.61 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.15 per share without any additional investment on their part. You will incur an immediate dilution from $0.85 per share to $0.24 per share.

After completion of this offering, if 3,750,000 shares are sold, you will own approximately 19.72% of the total number of shares then outstanding shares for which you will have made a cash investment of $3,187,500, or $0.85 per share. Our existing shareholders (assuming they don’t sell any shares) will own approximately 80.28% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $,1,523,313 or $0.10 per share.

If 50% of the shares are sold:

Upon completion of our direct offering, in the event 50% of the shares are sold, the net tangible book value of the 17,767,626 shares to be outstanding will be $3,521,199 or approximately $0.20 per share. The amount of dilution you will incur will be $0.65 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.10 per share without any additional investment on their part. You will incur an immediate dilution from $0.85 per share to $0.20 per share.

After completion of this offering, if 2,500,000 shares are sold, you will own approximately 14.07% of the total number of shares then outstanding shares for which you will have made a cash investment of $2,125,000, or $0.85 per share. Our existing stockholders (assuming they don’t sell any shares) will own approximately 85.93% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $1,523,313, or $0.10 per share.

If 25% of the shares are sold:

Upon completion of our direct offering, in the event 25% of the shares are sold, the net tangible book value of the 16,517,626 shares to be outstanding will be $2,458,699 or approximately $0.15 per share. The amount of dilution you will incur will be $0.70 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.05 per share without any additional investment on their part. You will incur an immediate dilution from $0.85 per share to $0.15 per share.

After completion of this offering, if 1,250,000 shares are sold, you will own approximately 7.57% of the total number of shares then outstanding shares for which you will have made a cash investment of $1,062,500, or $0.85 per share. Our existing stockholders (assuming they don’t sell any shares) will own approximately 92.43% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $1,523,313, or $0.10 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders if all of the shares are sold:

Price per share	$0.10
Net tangible book value per share before offering	$0.09
Potential gain to existing shareholders per share	$0.18
Net tangible book value per share after offering	$0.28
Increase to present stockholders in net tangible
book value per share after offering	$0.19
Capital contributions	$1,523,313
Number of shares outstanding before the offering	15,267,626
Number of shares after offering held by existing stockholders	15,267,626
Percentage of ownership after offering	75.33%

Purchasers of shares in this offering if all shares sold
Price per share	$0.85
Dilution per share	$0.57
Capital contributions	$4,250,000
Number of shares after offering held by public investors	5,000,000
Percentage of ownership after offering	24.67%

Purchasers of shares in this offering if 75% of shares sold
Price per share	$0.85
Dilution per share	$0.61
Capital contributions	$3,187,500
Number of shares after offering held by public investors	3,750,000
Percentage of ownership after offering	19.72%

Purchasers of shares in this offering if 50% of shares sold
Price per share	$0.85
Dilution per share	$0.65
Capital contributions	$2,125,000
Number of shares after offering held by public investors	2,500,000
Percentage of ownership after offering	14.07%

Purchasers of shares in this offering if 25% of the shares sold
Price per share	$0.85
Dilution per share	$0.70
Capital contributions	$1,062,500
Number of shares after offering held by public investors	1,250,000
Percentage of ownership after offering	7.57%

Plan of Distribution; Terms of the Offering

We are offering up to 5,000,000 shares of common stock on a direct public offering, without any involvement of underwriters or broker-dealers, no minimum. The offering price is $0.85 per share. The shares are being offered for a period not to exceed 180 days, unless extended by our Board of Directors for an additional 90 days.

We will sell the shares in this offering through our officers and directors, Brent Nimeck and Larry Kristof. They will receive no commission from the sale of the shares. They will not register as broker-dealers under Section 15 of the Exchange Act in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation; and,

2. The person is not compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he or she (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (C) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to be our officers and directors at the end of the offering and has not been during the last twelve months and are currently not broker-dealers or associated with a broker-dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our Prospectus is declared effective by the Securities and Exchange Commission (the “Commission”), do we intend to distribute this Prospectus to potential investors at meetings and to our friends, business associates and relatives who are interested in us and a possible investment in the offering. We will not utilize the Internet to advertise our offering.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date this prospectus is declared effective and continue for a period of up to 180 days, and an additional 90 days, if so elected by our Board of Directors.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a share subscription agreement; and
2.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to Lexington Energy Services Inc.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

Sales by Selling Shareholders

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

  on such public markets as the common stock may be trading;
  in privately negotiated transactions;
  through the writing of options of the common stock;
  in short sales; or
  in any combination of these methods of distribution.

The sales price to the public may be:

  the market price prevailing at the time of sale;
  a price related to such prevailing market price; or
  such other price as the selling shareholders determine.

Throughout the term of this offering our directors will sell their shares at a fixed price of $1.00 per share. Even if our shares subsequently become listed and traded on the Over the Counter Bulleting Board, our directors will be limited to selling their shares at $1.00 per share, regardless of the prevailing market price of the shares. The other selling shareholders will sell at a price of $0.85 per share until our shares are quoted on the Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

We intend to apply to the OTC Bulletin Board for the trading of our common stock. This process takes at least three months and the application must be made on our behalf by a market maker, but we have not yet engaged a market maker to make the application on our behalf. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of sale.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  not engage in any stabilization activities in connection with our common stock;
  furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and
  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

None of the selling shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither Lexington nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

The selling shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Selling Shareholders

The 189 selling shareholders are offering 9,067,626 shares of common stock already issued. The shares include the following:

  On June 1, 2005, we issued 5,000,000 common shares to our director Tannisah Kruse and 5,000,000 shares to our director Larry Kristof at a price of $0.0001 per share for total proceeds of $1,000.

  From October 24 to November 2, 2005, we issued 1,150,000 shares of common stock to 7 shareholders at $0.03 per share for total proceeds of $34,500.

  From November 4 to November 16, 2005, we issued 1,115,000 shares of common stock to 19 investors at $0.10 per share, for total proceeds of $111,500 (this number has been adjusted to account for the cancellation of 100,000 shares on January 4, 2006 pursuant to a rescinded share subscription agreement).

  In December 2005 we issued 460,000 shares of common stock to 14 investors at $0.20 per share for cash proceeds of $92,000.

  In February 2006 we issued 516,000 shares of common stock to 23 investors at $0.50 per share for cash proceeds of $258,000. We relied on Regulation S and Section 4(2) of the Securities Act as exemptions from registration for this issuance.

  In March 2006, we issued 1,155,930 shares of common stock to 84 investors at $0.50 per share for cash proceeds of $577,965.

  On March 29, 2006, Tannisah Kruse (who resigned as our director on March 28, 2006) sold 4,750,000 shares of her common shares to Greystone Holdings Ltd., a company controlled by Brent Nimeck, another Lexington director, at $0.0001 per share for proceeds of $475.

  On March 29, 2006, our director Larry Kristof sold 100,000 shares of his common stock to Elston Johnson at a price of $0.25 per share, for proceeds of $25,000.

  In April 2006, we issued 870,696 shares of common stock to 53 investors at $0.50 per share for cash proceeds of $435,348 (this number has been adjusted to account for the cancellation of 30,000 shares on May 30, 2006 pursuant to 2 rescinded share subscription agreements).

  On May 29, 2006 we issued 4,000 shares of common stock to an investor at $0.50 per share for cash proceeds of $2,000.

Except as otherwise noted, all of the above issuances were exempt from registration under Regulation S of the Securities Act.

The following shares that are being registered are controlled by our directors:

  1,700,000 common shares in the name of Greystone Holdings Ltd., a company controlled by Brent Nimeck, our director

  300,000 common shares in the name of Brent Nimeck, our director

  2,000,000 common shares in the name of Larry Kristof, our director

These shares will be offered at the fixed price of $1.00 per share for the duration of the offering. However, these shares will not be sold until after the Board of Directors determines by board resolutions that the direct offering is complete. Both Brent Nimeck and Larry Kristof are underwriters of our direct offering.

The following table provides as of July 26 , 2006 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

  the number of shares owned by each prior to this offering;
  the total number of shares that are to be offered for each;
  the total number of shares that will be owned by each upon completion of the offering; assuming all shares are sold that are being registered;
  the percentage owned by each; and
  the identity of the beneficial holder of any entity that owns the shares.
Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
0719746 BC Ltd. (3)	4,000	(4)	4,000	0	0
689719 BC Ltd. (5)	160,000	(4)	160,000	0	0
Jessie Acton	160,000 (6)	(4)	10,000	150,000	(4)
Joel Acton	20,000	(4)	20,000	0	0
Joshua Acton	20,000	(4)	20,000	0	0
Rachael Acton	2,000	(4)	2,000	0	0
Sibylle Acton	30,000	(4)	30,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
Alder Investments Ltd. (7)	10,000	(4)	10,000	0	0
Guy J. Aldridge	120,000 (8)	(4)	100,000	20,000	(4)
Van Allen	40,000	(4)	40,000	0	0
James Anderson	20,000	(4)	20,000	0	0
Mike Arnott	10,000	(4)	10,000	0	0
Talwinder Singh Aujla	8,621	(4)	8,621	0	0
Trinity Ayres	10,000	(4)	10,000	0	0
Sheri Barton	10,000	(4)	10,000	0	0
Angela Bearman	10,000	(4)	10,000	0	0
Albert B. Benson	20,000	(4)	20,000	0	0
Connie Bettenson	10,000	(4)	10,000	0	0
Gary Bishop	100,000	(4)	100,000	0	0
Mary C. Blue	20,000	(4)	20,000	0	0
Mike Bonvino	15,000	(4)	15,000	0	0
John Boots	20,000	(4)	20,000	0	0
Kyle Bowers	65,000	(4)	65,000	0	0
Sam Boychuk	6,000	(4)	6,000	0	0
Norman D. Bradshaw	10,000	(4)	10,000	0	0
Govinder K. Brar	10,000	(4)	10,000	0	0
Jefferey Joseph Brown	2,000	(4)	2,000	0	0
Laurence Brealey	50,000	(4)	50,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
Mike Brealey	50,000	(4)	50,000	0	0
Nathan Brown	2,000	(4)	2,000	0	0
Trevor Brown	17,241	(4)	17,241	0	0
Scott Burkett	5,000	(4)	5,000	0	0
Don L. Byers	50,000	(4)	50,000	0	0
Barry Caithcart	1,707	(4)	1,707	0	0
Mark Calvelo	2,000	(4)	2,000	0	0
Katie Caswell	10,000	(4)	10,000	0	0
John Chan	40,000	(4)	40,000	0	0
Natalia Chernencoff	4,000	(4)	4,000	0	0
Shih-Yi Chuang	100,000	(4)	100,000	0	0
Guy Clemens	5,000	(4)	5,000	0	0
Ken Corbett	100,000	(4)	100,000	0	0
Brad Cote	6,000	(4)	6,000	0	0
Larry Cote	2,400	(4)	2,400	0	0
Dave Cousins	10,000	(4)	10,000	0	0
Timothy Crottey	4,000	(4)	4,000	0	0
Jim Cumming	50,000	(4)	50,000	0	0
Roger Cumming	50,000	(4)	50,000	0	0
Andrew Davis	5,000	(4)	5,000	0	0
Greg Davis	95,000	(4)	95,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
Heath Drake	4,000	(4)	4,000	0	0
Shawn Drummond	2,000	(4)	2,000	0	0
Joe M Dumontel	25,000	(4)	25,000	0	0
Jason Finiak	2,000	(4)	2,000	0	0
Kelly Finiak	2,000	(4)	2,000	0	0
Stan Fitzpatrick	2,000	(4)	2,000	0	0
Brad Fraser	10,000	(4)	10,000	0	0
Kim Gilbert	12,000	(4)	12,000	0	0
Michael Graham	40,000	(4)	40,000	0	0
Jagpal Singh Grewal	10,000	(4)	10,000	0	0
Greystone Holdings Ltd. (9)	4,750,000	26.1%	1,700,000	3,050,000	15.0%
Nicole Grimm	2,000	(4)	2,000	0	0
Royce Hackworth	20,000	(4)	20,000	0	0
Chylow Hall	4,000	(4)	4,000	0	0
Brent Henry	20,000	(4)	20,000	0	0
Sidney Henry	25,000	(4)	25,000	0	0
Sam Hirji	10,000	(4)	10,000	0	0
John Hull	8,000	(4)	8,000	0	0
Tamara Ichoutkina	2,000	(4)	2,000	0	0
Nargis Jamal	20,000	(4)	20,000	0	0
Margo Jarva	4,000	(4)	4,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
Elston Johnston	350,000 (10)	2.0%	200,000	150,000	(4)
Pam Johnston	30,000	(4)	30,000	0	0
Richard Jordan	10,000	(4)	10,000	0	0
Kory Kempin	2,000	(4)	2,000	0	0
Willie Kempin	10,000	(4)	10,000	0	0
Christine Kennedy	100,000	(4)	100,000	0	0
Deborah Kennedy	55,000	(4)	55,000	0	0
Robert Kennedy	100,000	(4)	100,000	0	0
Kershaw Enterprises Ltd. (11)	10,000	(4)	10,000	0	0
Dan Koyich	250,000 (12)	1.4%	100,000	150,000	(4)
Kelly Kristof (13)	100,000	(4)	100,000	0	0
Larry Kristof (14)	5,550,000(15)	30.5%	2,000,000	3,550,000	17.5%
Koah Kruse (16)	50,000	(4)	50,000	0	0
Tannisah Kruse (17)	750,000 (18)	4.3%	250,000	500,000	2.5%
KV3 Ltd. (19)	17,241	(4)	17,241	0	0
Mike Labadie	30,000	(4)	30,000	0	0
Bernice LaValley	10,000	(4)	10,000	0	0
Dusty LaValley	14,000	(4)	14,000	0	0
Mark M. LaValley	10,000	(4)	10,000	0	0
Tanner LaValley	10,000	(4)	10,000	0	0
Avtar Lehal	10,000	(4)	10,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
Harpal S. Lehal	10,000	(4)	10,000	0	0
Braeden Lichti	2,000	(4)	2,000	0	0
Scott Lower	4,000	(4)	4,000	0	0
Mike Lyster	18,000	(4)	18,000	0	0
Malcolm & Elizabeth Lower (20)	4,000	(4)	4,000	0	0
Nicky Maawia	1,896	(4)	1,896	0	0
Fern MacDonald (21)	150,000	(4)	150,000	0	0
Robert Maclachlan	2,500	(4)	2,500	0	0
Gavin MacLean	2,000	(4)	2,000	0	0
Barbara McCaslin	25,000	(4)	25,000	0	0
Gordon McCaslin	25,000	(4)	25,000	0	0
Bruce McDiarmid	50,000	(4)	50,000	0	0
Steve McGuire	10,000	(4)	10,000	0	0
Neil McKen	10,000	(4)	10,000	0	0
Michael McKinnon	35,000 (22)	(4)	10,000	25,000	(4)
Shawna McLaren	30,000 (23)	(4)	5,000	25,000	(4)
Merger Contracting Ltd. (24)	40,000	(4)	40,000	0	0
Dianne Mikus	20,000	(4)	20,000	0	0
Maria Mikus	10,000	(4)	10,000	0	0
Francis Lum Min	50,000	(4)	50,000	0	0
Jasbir Singh Minhas	10,000	(4)	10,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
John Morse	10,000	(4)	10,000	0	0
Jamie Mullan	227,500 (25)	1.3%	187,500	40,000	(4)
Guy Murray	10,000	(4)	10,000	0	0
Shannon Murray	7,400	(4)	7,400	0	0
Bruce Nesbiti	2,000	(4)	2,000	0	0
Brent Nimeck (26)	950,000 (27)	5.2%	300,000	650,000	3.2%
Ian Nimeck (28)	20,000	(4)	20,000	0	0
Randall Olafson	40,000	(4)	40,000	0	0
Patricia O'Neil	100,000	(4)	100,000	0	0
Harold V. Pedersen	20,000	(4)	20,000	0	0
Kurt Pedersen	20,000	(4)	20,000	0	0
Kent Pierson	100,000	(4)	100,000	0	0
Pink Holdings Inc. (29)	10,000	(4)	10,000	0	0
Vern Porter	15,000	(4)	15,000	0	0
Mark Procknow	35,000	(4)	35,000	0	0
Walter Radzichowsky	20,000	(4)	20,000	0	0
Leonard Raymond De Melt	20,000	(4)	20,000	0	0
Grant Reeves	10,000	(4)	10,000	0	0
David Reichert	2,000	(4)	2,000	0	0
Joan Remillard	16,000	(4)	16,000	0	0
R. James Renwick	5,000	(4)	5,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
Gerald H. & Julia Rhodes (30)	20,000	(4)	20,000	0	0
G. Scott Rhodes	20,000	(4)	20,000	0	0
Judy Riddell	10,000	(4)	10,000	0	0
Tom Ringoir	10,000	(4)	10,000	0	0
Chris Ritter	10,000	(4)	10,000	0	0
Roderick Anderson Law Corp.	10,000	(4)	10,000	0	0
(31)
David Riddell	20,000	(4)	20,000	0	0
Tyler David Riddell	100,000	(4)	100,000	0	0
Charles D. Roberts	30,000	(4)	30,000	0	0
Lavern Rosenboom	125,000	(4)	125,000	0	0
Tracy Russell	20,000	(4)	20,000	0	0
Hardip Sangha	20,000	(4)	20,000	0	0
Harjit Sangha	10,000	(4)	10,000	0	0
Sarah Satow	20,000	(4)	20,000	0	0
Tom Sawyer	27,500	(4)	27,500	0	0
Richard Sebastion	20,000	(4)	20,000	0	0
Robert Sidley	2,000	(4)	2,000	0	0
James Sikora	50,000	(4)	50,000	0	0
Richard Simon	10,000	(4)	10,000	0	0
Stan Smith	20,000	(4)	20,000	0	0
George Spencer	95,000	(4)	95,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
Gary Squires	6,000	(4)	6,000	0	0
Darren Troy Steptoe	5,000	(4)	5,000	0	0
Michael Stewart	70,000	(4)	70,000	0	0
Jiri Svec	10,000	(4)	10,000	0	0
Rudolf Tahotny	10,000	(4)	10,000	0	0
Barb Taylor	10,000	(4)	10,000	0	0
Brad Thiessen	1,000	(4)	1,000	0	0
Chris Thiessen	4,000	(4)	4,000	0	0
Myron Thiessen	5,000	(4)	5,000	0	0
Melinda Thorburn	20,000	(4)	20,000	0	0
Gill Toews	20,000	(4)	20,000	0	0
Ralph Toews	28,000	(4)	28,000	0	0
Jean-Paul Tone	15,000	(4)	15,000	0	0
John Topliss	20,000	(4)	20,000	0	0
Kim Tran	10,000	(4)	10,000	0	0
Peter Tredger	20,000	(4)	20,000	0	0
Adam Vanderboon	8,620	(4)	8,620	0	0
Vanguard Resources Ltd. (32)	10,000	(4)	10,000	0	0
D’Arcy Viksush	20,000	(4)	20,000	0	0
Dennis Vu	40,000	(4)	40,000	0	0
Brad Wait	10,000	(4)	10,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
Tyron Wagner	10,000	(4)	10,000	0	0
Gordon C. Wallace	45,000	(4)	45,000	0	0
Gary Walters	20,000	(4)	20,000	0	0
Robert Ward & Rita Brown (33)	4,000	(4)	4,000	0	0
Kelly Warrack	10,000	(4)	10,000	0	0
Christopher Warren	20,000	(4)	20,000	0	0
Shawn Webb	14,000	(4)	14,000	0	0
Jordan Welsh	20,000	(4)	20,000	0	0
Robin Westie	10,000	(4)	10,000	0	0
Jason Wilson	10,000	(4)	10,000	0	0
Scott Wray	3,000	(4)	3,000	0	0
Mark A. Wright	6,000	(4)	6,000	0	0
Christopher Yee	10,000	(4)	10,000	0	0
Jeremy Zimmerman	40,000	(4)	40,000	0	0

(1)

The number and percentage of shares beneficially owned is determined in accordance with the Rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

(2)	Percentages calculated to include shares which the selling stockholder can sell within 60 days and assume we sell all 5,000,000 shares offered in our direct offering.

(3)	Nish Jamani has voting and investment control over securities held by 0719746 B.C. Ltd.

(4)	Less than 1%

(5)	Robert Jarva has voting and investment control over securities held by 689719 B.C. Ltd.

(6)	Includes 50,000 options to purchase shares at $0.50 until March 13, 2008 and 100,000 options to purchase shares at $0.50 until April 5, 2008

(7)	Brian Findlay has voting and investment control over securities held by Alder Investments Ltd.

(8)	Includes 20,000 options to purchase shares at $0.50 until March 13, 2008

(9)	Brent Nimeck, a director of Lexington, has voting and investment control over securities held by Greystone Holdings Ltd.

(10)	Includes 150,000 options to purchase shares at $0.20 until December 30, 2007 and 150,000 options to purchase shares at $0.50 until April 5, 2008

(11)	David Kershaw has voting and investment control over securities held by Kershaw Enterprises Ltd.

(12)	Includes 150,000 options to purchase shares at $0.50 until March 13, 2008

(13)	Kelly Kristof is the wife of Larry Kristof, a director of Lexington

(14)	Larry Kristof is a director, CEO and CFO of Lexington

(15)

Includes 250,000 options to purchase shares at $0.10 until October 1, 2007,150,000 options to purchase shares at $0.50 until April 5, 2008 and 250,000 options to purchase shares at $0.50 until May 17, 2008.

(16)	Koah Kruse is the brother of Tannisah Kruse, who was a director of Lexington until March 28, 2006

(17)	Tannisah Kruse was CFO and a director of Lexington until March 28, 2006

(18)	Includes 250,000 options to purchase shares at $0.10 until October 1, 2007

(19)	Kevin Viney has voting and investment control over securities held by KV3 Ltd.

(20)	held jointly

(21)	Fern MacDonald is the mother of Cameron MacDonald, who was a Senior VP with Lexington until April 4, 2006

(22)	Includes 25,000 options to purchase shares at $0.50 until April 5, 2008

(23)	Includes 25,000 options to purchase shares at $0.50 until April 5, 2008

(24)	Doug Shaw has voting and investment control over Merger Contracting Ltd.

(25)	Includes 40,000 options to purchase shares at $0.50 until April 5, 2008

(26)	Brent Nimeck is a director of Lexington

(27)

Includes 250,000 options to purchase shares at $0.10 until October 20, 2007,150,000 options to purchase shares at $0.50 until April 5, 2008 and 250,000 options to purchase shares at $0.50 until May 17, 2008. In addition to the 300,000 shares and 650,000 options in his name, Brent Nimeck also has investment control over 4,750,000 shares held by Greystone Holdings Ltd.

(28)	Ian Nimeck is the brother of Brent Nimeck, a director of Lexington

(29)	Derek Pink has investment and voting control over Pink Holdings Inc.

(30)	held jointly

(31)	Roderick Anderson has voting and investment control over securities held by Roderick Anderson Law Corp.

(32)	Bill Chan has investment and voting control over Vanguard Resources Ltd.

(33)	held jointly

The percentages are based on the 15,267,626 shares of common stock outstanding on July 26 , 2006 and all shares registered in this Prospectus sold by selling shareholders.

Other than as described above, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling shareholders are NASD registered broker-dealers or affiliates of NASD registered broker-dealers.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve Lexington or any of its properties or subsidiaries.

Directors, Executive Officers, Promoters, And Control Persons

Directors and Officers

Our bylaws allow the number of directors to be fixed by the Board of Directors. Lexington’s Board of Directors has fixed the number of directors at two.

Our current directors and officers are as follows:

Name	Age	Position
Larry Kristof	35	Director, President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer
Brent Nimeck	28	Director, Senior Vice President of Operations
Douglas Blackman	55	Vice President of Business Development
Doug Chernesky	47	LexCore Services, Vice President of Operations

The directors will serve as directors until our next annual shareholder meeting or until a successor is elected who accepts the position. Directors are elected for one-year terms. Officers hold their positions at the will of the Board of Directors. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of Lexington's affairs.

Larry Kristof, President and CEO, CFO, Secretary, Treasurer, Principal Accounting Officer

Larry Kristof has acted as our President and Chief Executive Officer since October 1, 2005, and on March 31, 2006 was appointed as our Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer. From 2003 to 2005, Mr. Kristof co-founded Lexington Communications Ltd., a company in the business of providing investor and corporate communications expertise to public companies. From 1998 to 2001 Larry Kristof was the founder and President of Westec Venture Group Inc., a company which provided business development and venture capital services. Mr. Kristof did not participate in any business activities in 2002. In early 2003, Mr. Kristof worked as Corporate Communications Manager for Trivello Ventures Inc. (TRV.V), a company engaged in the extraction development of energy from resource exploration.

Brent Nimeck, Senior Vice President of Operations

Brent Nimeck was appointed as our Senior Vice President of Operations on October 20, 2005. From 2002 to the present, Mr. Nimeck has been the general manager of Southern Well Testing Ltd., a company whose main focus is production testing of oil and gas wells. Southern Well Testing also designs and fabricates oil well testing packages. Mr. Nimeck has been personally involved in every aspect of building all six of the mobile oil well testing units currently owned by Southern Well Testing, from negotiating with suppliers to physically assembling the equipment. From 1997 to 2002, Mr. Nimeck worked as a supervisor and equipment operator with Schlumberger International, a supplier of services and technology to the international petroleum industry, and was responsible for crew supervision offshore and on land.

Douglas Blackman, Vice President of Business Development

We appointed Douglas Blackman as our Vice President of Business Development on November 17, 2005. He graduated from Trent University, Peterborough, Ontario in 1972 and obtained his law degree from the University of Ottawa in 1975. He moved to Calgary in 1975 and began his career in the oil and gas industry from 1977 to 1980 working for BP Exploration Canada. From 1980 until 1987, Mr. Blackman worked for the Suncor Inc. legal department specializing in land sales and contracts. From 1987 to 1989, Mr. Blackman worked for the Petrocorp Wellington New Zealand legal department and from 1989 to 1995, Mr. Blackman operated his own business called Canzea Trading Company Limited. From 1995 to 1997 he worked for the New Zealand Contracts Department as Secretary of the Tenders Committee. From 1997 to 2002, Mr. Blackman was an associate with the law firm Martin & Associates. Mr. Blackman currently serves as a director of one other reporting issuer, Medallion Healthy Homes Ltd. (MEDA.TX), a company in the business of purification of indoor environments. From 2002 to 2005, Mr. Blackman worked as an independent consultant providing legal services to various companies. He is a member of the Law Society of Alberta, the Canadian Bar Association and the Canadian Association of Professional Landmen.

Doug Chernesky, Vice President of Operations for LexCore Services Inc.

Doug Chernesky has 30 years of experience in reverse circulation drilling and coring operations. From 1980 to 2006 he worked at SDS (Boart Longyear) Drilling, initially as a driller and later as a project manager. During his 26 years at SDS Boart Longyear he spent 20 years overseas working around the world, including in Chile, Kazakhstan, and all over Africa. He has worked on projects involving drilling for copper, diamonds, gold, tar sands, oil and gas and water. He has managed drilling projects with budgets from $100,000 to $12,000,000, and as big as 11 drilling rigs and 230 staff members. His technical experience includes working as a driller in seismic drilling and baker drilling. His project management experience includes reverse circulation air drilling, flooded reverse circulation, coring, downhole directional drilling, casing advancement water wells, all types of core sampling and running of downhole drilling tolls both air and fluid. While at SDS Boart Longyear, Mr. Chernesky was involved in the design and construction of more than 15 rigs. On the projects he managed, he oversaw and was personally involved in hiring all staff, procurement of equipment, repairs and maintenance of equipment and customer service. He was also responsible for overseeing safety concerns on all of the projects he managed. On May 17, 2006, Mr. Chernesky left SDS Boart Longyear after 26 years, and immediately joined LexCore as our VP, Operations.

Other than as described above, none of our directors currently serve on the boards of other public companies.

Significant Employees

Other than the officers described above, we do not expect any other individuals to make a significant contribution to our business.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

No Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. Our Board of Directors has determined that the cost of hiring a financial expert to act as a director of Lexington and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of July 26, 2006, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of July 26, 2006, there were 15,267,626 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Common	Larry Kristof (1) Suite 1209 – 207 West Hastings Street Vancouver, BC V6B 1H7	5,550,000 (2)	36.4%
Common	Brent Nimeck (3) Suite 1209 – 207 West Hastings Street Vancouver, BC V6B 1H7	5,700,000 (4)	37.3%
Common	Douglas Blackman (5) Suite 1209 – 207 West Hastings Street Vancouver, BC V6B 1H7	0	0
Common	Doug Chernesky (6) 22 – 10030 Oakmoor Way, SW Calgary, Alberta T2V 4S8	200,000	1.3%
	All Officers and Directors as a Group	11,450,000	75%

(1) Larry Kristof is a director, President, CEO and CFO of Lexington.

(2)

Includes 250,000 options to purchase shares at $0.10 until October 1, 2007,150,000 options to purchase shares at $0.50 until April 5, 2008 and 250,000 options to purchase shares at $0.50 until May 17, 2008.

(3)	Brent Nimeck is a director and Senior VP, Operations of Lexington.

(4)

Includes 250,000 options to purchase shares at $0.10 until October 20, 2007,150,000 options to purchase shares at $0.50 until April 5, 2008 and 250,000 options to purchase shares at $0.50 until May 17, 2008.

(5)	Douglas Blackman is Lexington's Vice President of Business Development.

(6)	Doug Chernesky is the VP, Operations for our subsidiary, LexCore Services Inc.

Changes In Control

There are currently no arrangements which would result in a change in control of Lexington.

Description of Securities

Common Stock

Our authorized capital stock consists of 100,000,000 common shares, $0.0001 par value and 20,000,000 preferred shares, par value $0.0001. Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by our Board of Directors, and upon liquidation or dissolution of Lexington, whether voluntary or involuntary, to share equally in the assets of Lexington available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. We do not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of $0.0001 par value preferred stock. We have no shares of preferred stock outstanding. Under our Articles of Incorporation, our Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

Stock Transfer Agent

Nevada Agency and Trust Company has been appointed by us to serve as our stock transfer agent.

Shares Eligible for Future Sale

The 14,067,626 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act. A total of 4,250,000 shares are being registered by our "affiliates" (officers, directors or 10% shareholders currently or during the past 90 days); 2,000,000 shares owned by Larry Kristof, our President and CEO; and, 2,000,000 shares controlled (300,000 in his own name, and 1,700,000 in the name of Greystone Holdings Ltd.) by Brent Nimeck, our director and Senior VP, Operations, are being registered hereunder. Also, 250,000 shares in the name of Tannisah Kruse, who was our director and Chief Financial Officer until March 28, 2006, are being registered in this Prospectus.

Of the 6,200,000 of our issued common stock that is not being registered in this Prospectus:

  3,050,000 shares have been held by Greystone Holdings Ltd., a company controlled by Brent Nimeck, our director and Senior VP, for less than a year

  250,000 shares have been held by Tannisah Kruse, our previous director and CFO, for less than a year; and

  2,900,000 shares have been held by Larry Kristof, our director, President, CEO and CFO for less than a year.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale. Therefore, since both Greystone Holdings Ltd. and Larry Kristof are affiliates, any shares they own which are not being registered pursuant to this or another Registration Statement are restricted and their sale will be subject to the limitations of the three-month period imposed by Rule 144.

When the shares become eligible to be sold pursuant to Rule 144 and if we are able to obtain approval for our shares to be quoted on the OTC/Bulletin Board, then sales of large amounts of shares that may be sold in the future could have a significant depressive effect on the market value of our shares. This would therefore reduce new investors' ability to sell their shares into the market and negatively impact their ability to receive either a return on their investment or the amount invested.

The 6,200,000 outstanding restricted securities held by the directors of Lexington that are not registered in this Prospectus are subject to the sale limitations imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Interest of Named Experts and Counsel

Accountants

Our Audited Financial Statements as of November 30, 2005 have been included in this Prospectus in reliance upon Amisano Hanson, Chartered Accountants, as experts in accounting and auditing.

Legal Matters

The validity of the common stock offered hereby will be passed upon for us by Penny Green of Bacchus Law Group. On May 17, 2006 we granted Penny Green an option for a term of two years to purchase 100,000 shares at a price of $0.50 per share.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the Securities and Exchange Commission at the Commission's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-Commission-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of that site is www.sec.gov.

Indemnification

Under our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Description of Business

Lexington Energy Services Inc. was incorporated as a Nevada company on March 30, 2005. We have one wholly-owned subsidiary, LexCore Services Inc., incorporated as a Nevada company on April 28, 2006.

We have only recently begun our current operations and we have not yet earned any revenues and have had operational losses to date, as well as an accumulated deficit. As of May 31, 2006, we had net losses since inception in the amount of $(413,438).

We are an oil field service company providing construction and leasing of custom oilfield service equipment to oil and gas and other oil field service companies in Western Canada. We design and build a range of products for use in oil and gas fields.

Our Products and Services

Nitrogen Generation Unit

We have designed a nitrogen generation unit and we have put a deposit towards the purchase of our first unit. Once we have completed the purchase of the unit, we plan to lease the unit to oil companies. Nitrogen generation is a process which extracts the nitrogen content from atmospheric air and purifies it from its original content of 79% up to a purity of 99.5% . The oil industry uses nitrogen in various applications. Nitrogen is an inert gas which does not allow corrosion and displaces oxygen from wells and other hydrocarbon based environments. Removing the oxygen from these environments and wells eliminates the risk of causing a fire in a well or causing a surface explosion. In the case of “sour wells” which contain Hydrogen sulfide gas, nitrogen is used to displace oxygen. Removing oxygen from sour wells prevents corrosion of the well bore and downhole equipment. Without nitrogen, sour wells can rapidly eat through steel in a couple of days, which can result in a major loss of assets to an oil company.

In Western Canada drilling operations, nitrogen is often used daily and is in short supply. Most nitrogen generation plants are located over 500 kilometers from the markets where they are sold. The gas is compressed, liquefied and stored under pressure so it can be transported to location and converted from a liquid back to a gas and then sold to the customer. The remote location and vast distance between point of manufacture and point of sale poses a serious logistical problem to many oil companies. The liquid nitrogen systems require trucking of thousands of gallons of product from the point of production to a transfer station and then a field pumping unit. The liquid is handled three times and thousands of kilometers are driven to get the product to location.

Our planned nitrogen generation system generates a continuous supply of nitrogen without any of the additional costs associated with liquid systems. Our system draws in a large volume of air at low pressures, super heats the air to remove any contaminates such as oil, moisture and dirt. From there the air is forced under pressure into a nitrogen membrane module. There modules contain thousands of hair like fibers which only allow nitrogen molecules to pass through. As the nitrogen is allowed to pass into the membrane, the waste gas oxygen is dumped from the system back into the atmosphere. We believe this system of nitrogen production will allow us to produce a constant uninterrupted supply of nitrogen at the point of sale with low operating costs and no costs or hazards associated with liquid units.

System Flow Diagram

The diagram below demonstrates the process of how oxygen is used to create nitrogen in the nitrogen generation unit we have ordered and intend to lease. We do not own this technology and we do not yet own this unit.

Drawing of Nitrogen Generation Unit

A picture showing the key elements of the nitrogen generation unit from two angles is presented below. We do not yet have this product, but our plan is to have it available by Fall 2006, if we complete at least 25% of our Direct Offering.

Lexington Energy Services Nitrogen Generator

Booster Compressor
to deliver nitrogen
Cummins Diesel Generator
MEDAL 8"
membrane
modules
Operator/Control Cabin
Possible layout:
Two rooms at 48" x 96"
Operator area with desk
Rest/Storage
Two 2-Stage Screw
Compressors for the
feed air

Our nitrogen generation unit differs in several ways from the closest comparably designed systems on the market. Our system is capable of producing 99.5% nitrogen. The only company we are aware of that provides mobile nitrogen generation services is Canadian Nitrogen Services Inc. According to their website, Canadian Nitrogen Services provide mobile nitrogen generation units which produce 95% nitrogen. This difference is significant as the purer the nitrogen that is being used at an oil and gas site, the lower the risk of explosion and corrosion. The other major difference is the diesel electric system that will power our unit. We will be able to use a single diesel burning generator to provide electrical power to our system. This will allow us to use electric motors on our compressors instead of coupling diesel engines directly to our compressors. This design will allow us to have less moving parts on the system as compared to traditional systems of our competitors. Our management believes that the reduction in moving parts will make our system more efficient and more reliable.

Our nitrogen generation system will require two people to operate and will have a ten hour supply of fuel on board which is complemented with an auxiliary supply truck. Also, it will be a diesel electric system which will give it the flexibility to operate off of an auxiliary power supply, thus eliminating any cost of generating the nitrogen except for labour costs. The nitrogen generation unit will be mobile (mounted on a 50 foot trailer) and will have an operator/control air-conditioned cabin with one room with a desk and one room for resting and storage.

Mobile Well Production Testing Units

Oil and gas wells need to be tested for various lengths of time depending on the well performance and repair times. This is done so that the oil companies can estimate reservoir capabilities and size. Typically, the oil and well testing procedure is cumbersome and difficult because of the size and volume of the equipment required, which must be moved by large trucks into locations. We have designed and we intend to build two mobile well testing units (p-tanks) which will be able to perform these tests.

Our mobile production testing units will consist of all the equipment necessary to test a well attached to a tractor, along with a mini mobile office with satellite internet access in our proprietary packaging which allows us to eliminate the need for third party trucking in the testing of oil and gas wells.

The production testing package is comprised of three major components, the pressure testing vessel (p-tank), flare stack and dog house. When assembled on a well site location the components allow a testing company to “test the productivity of the well” for the oil companies.

A picture of what the complete production testing package will look like once we have completed assembly is presented below. We do not yet have this product.

Pressure Vessel (p-tank)

The first component of the system is a pressure vessel which we refer to as a p-tank. This p-tank is permanently mounted on a heavy duty trailer. In addition to the trailer and tank the p-tank has a small building on it which houses the well testing equipment.

A picture of what the p-tank will look like once we have completed assembly is presented below. We do not yet have this product.

Flare Stack

The next component of our production testing package is the flare stack. This is an off the shelf component from a company called TCB Welding and Construction in Brooks. This unit is tied directly into the p-tank with metal flow line. This line carries the gas to the flare stack which is carried up the stack approx 40 feet and then it is burned off to eliminate dangerous emissions.

A picture of a completed flare stack in transport mode is presented below. We do not yet have this product.

A picture of a flare stack that has been set up and is working on an oil well site is presented below. We do not yet have this product.

Dog House

The last component of our mobile well production testing unit is the “Dog House”, which is oil field terminology for a mobile or well site office space. This “Dog House“ is permanently mounted onto the back of a tandem axle semi tractor. This combination of tractor and dog house is used to pull the p-tank trailer package to different well sites. Inside the dog house is the computer equipment required to collect and analyze the well data for the clients.

A picture of the dog house (truck) is presented below. We do not yet own this truck.

A picture of the inside of a dog house is presented below. We do not yet have this product.

We have designed our p-tanks to complete pressure testing, and to collect reservoir fluid samples. Pressure-testing means to demonstrate the pressure integrity of a system without actuating its components. It is essentially a test of the well’s producing potential usually done during the initial completion phase. The purpose of pressure testing is to determine the effects of different flow rates on the pressure within the producing zone of the well to establish physical characteristics of the reservoir and to determine the maximum potential rate of flow.

A reservoir is a subsurface, porous, permeable or naturally fractured rock body in which oil or gas are stored. An oil reservoir generally contains three fluids—gas, oil, and water—with oil the dominant product. In the typical oil reservoir, these fluids become vertically segregated because of their different densities. Gas, the lightest, occupies the upper part of the reservoir rocks; water, the lower part; and oil, the intermediate section. In addition to its occurrence as a cap or in solution, gas may accumulate independently of the oil; if so, the reservoir is called a gas reservoir.

The primary function of a well production testing unit is to collect multiple reservoir fluid samples to evaluate potentially productive reservoir units. The determination of accurate produced fluid behavior and composition is fundamental in determining production quality and quantity of the reservoir.

We have entered into two agreements to lease out our p-tanks once we have completed building them. These agreements are for only one of the components of the well testing unit, the mobile p-tanks. Southern Well Testing Ltd., a company controlled by our director and VP, Brent Nimeck, entered into an agreement with us on January 5, 2006 whereby it agreed to lease a p-tank mobile testing unit for 48 months for approximately $6,105 per month commencing on June 1, 2006, or later if the p-tank is not ready. The agreement states that if the p-tank is not ready by June 1, 2006, commencement of the lease payments will be delayed until the first of the month following the month in which the p-tank is made available by us for lease.

Southern Well Testing (2005) Ltd., also controlled by our director Brent Nimeck, entered into an agreement with us on February 3, 2006 to lease a p-tank mobile testing unit on similar terms. The agreement, which will become effective once we have completed and insured the p-tank, provides for the lease of a p-tank mobile testing unit for 48 months for $6,105 per month commencing on July 1, 2006 or the first of the month following the month in which the p-tank is made available by us to the customer. We have not yet completed construction of either p-tank. Both agreements are attached as exhibits to this Registration Statement.

Coring Units

On April 28, 2006, we incorporated a wholly-owned subsidiary, LexCore Services Inc., as a Nevada company, through which we operate our activities relating to leasing coring units. Through LexCore we intend to provide to oil and gas companies drilling services, including equipment rental and provision of personnel to operate the equipment. The equipment we have designed and are building will be suitable for use in a variety of drilling operations, including coring, geothermal, coal methane beds and shallow natural gas. We have hired a VP, Operations to run our coring division through LexCore Services Inc.

On July 28, 2006, LexCore Services entered into an agreement with RCS Energy Services Ltd. and Laricina Energy Ltd. to move forward with negotiations for LexCore to lease two coring/drilling rigs to Laricina Energy for a coring project during late 2006 and early 2007, subject to negotiations and contract acceptance. LexCore has agreed not to negotiate with any other operator for the use of these rigs while negotiations with Laricina are ongoing. The agreement contemplates that negotiations regarding services and rates will commence promptly. If negotiations are successful, the contract for the provision of coring rigs by LexCore to Laricina are to include the following terms:

  all equipment must be certified, and all personnel must have required certification the project will involve an estimated 58 holes in three locations in Alberta; Canada; and
  the coring rigs will need to be fully tested and have each drilled a minimum of six shallow gas wells before the projected start date in late 2006.

There is no guarantee that negotiations between Laricina Energy, RSC Energy Services and LexCore services will be successful. It is possible that no definitive agreement will be reached in which case LexCore will need to find another customer for those two rigs.

The Coring Units

On July 28, 2006, LexCore Services entered into an agreement with RCS Energy Services Ltd. and Laricina Energy Ltd. to move forward with negotiations for LexCore to lease two coring/drilling rigs to Laricina Energy for a coring project during late 2006 and early 2007, subject to negotiations and contract acceptance. LexCore has agreed not to negotiate with any other operator for the use of these rigs while negotiations with Laricina are ongoing. The agreement contemplates that negotiations regarding services and rates will commence promptly. If negotiations are successful, the contract for the provision of coring rigs by LexCore to Laricina are to include the following terms:

  Drilling Rig Unit. This is the largest truck in the coring unit and is used to raise, lower and rotate the drill pipe in and out of the hole. It consists of a mud pump for circulating of drilling fluids. It is capable of handling all downhole drilling and coring tools, and is capable of drilling range 2 drill pipe and completions of wells with range 3 casing.

A picture of the drilling rig we have ordered from our supplier is presented below. We do not yet have this product, but plan to have it available by Fall 2006.

  Pipe Handling System. This truck is fully automated and used to feed drill pipe to the drilling rig. Our pipe handling system is designed to carry up to 700 m of drill pipe.

  Core Van. This vehicle's purpose is primarily to pre-evaluate cored material and to prepare the material for transport to laboratories. Attached to the vehicle is a power generator, washroom and staff change room. Also attached is an automated blow out prevention system to handle a gas kick which can occur when drilling or coring into any hydro-carbon formation and can be easily controlled with a blow out prevention system.

  Boiler Unit Mud System. The boiler truck is used to carry the boiler unit which produces steam for heat in winter drilling. It has a self contained generator. It will pull the drilling fluids tank which is used to recirculate drilling fluid. Drilling fluid is piped down the hole while the drill pipe is being drilled into the ground.

Coring

Oil and gas companies evaluate tar sands and coal bed methane gas by drilling evaluation holes in the earth and removing core samples. Coring involves the cutting of a vertical, cylindrical sample out of the earth of the formations encountered as a well is drilled, to allow geological analysis of the formation. The geological analysis of a core sample may determine porosity, permeability, physical characteristics, fluid content, geological age, and probable productivity of the formation.

Our coring unit system is unique because of its drilling capacities. We designed our unit with our supplier and inputs of a potential customer. Coring rigs are traditionally big and cumbersome with excessive weight. Our system is unique in that we are converting a water well drilling rig into an oil and gas coring rig. Essentially, we have modified a smaller, lighter rig to handle the same capacity work load as a traditional oil and gas rig. Due to the fact that this modification has been done through our supplier, we cannot apply for patent protection. We believe these lighter units will allow us to drill faster than a conventional drilling rig. Another advantage of our system is that it uses a wireline coring method.

Wireline coring method

The coring units which we are currently building have been designed by us to use a wireline coring method. We intend to lease these units, and provide personnel to operate the units for core sampling services. Using a wireline core involves putting a drill pipe into the ground and pulling the earth core samples out of the centre without moving the drill pipe. Our coring units each have a 30 ft drill pipe which can retrieve a 3 inch wide core up to 700 m deep into the earth.

We believe wireline coring is faster and more efficient than the conventional coring method which involves having coring tools at the bottom of the drill pipe, and inserting the drill pipe into the ground, and then retrieving only 9 m of core at a time. The disadvantage to this method is that the drill operator must pull all the drill pipe out of the hole every 3 m. When using a wireline core, the drill operator can leave the drill pipe in the ground, and pull the core sample out from the inside of the drill pipe with the wireline. Our management estimates that about 50% of coring in oil sands in Alberta is done using the wireline coring method.

A conventional coring unit would usually require six or seven trucks (two or three more trucks than our wireline coring unit) since the conventional method requires more equipment. Because more trucks are needed, either more personnel are required, or several trips have to be made by some drivers. Also, with conventional coring the trucks are typically larger, and require bigger roads to be built to allow them access into remote areas. In Alberta, most core samples need to be transported to Calgary for evaluation. Coring in oil fields usually requires travel into remote areas, often areas so remote that roads need to be built to allow the coring unit to get there. Once there, a coring unit must usually travel anywhere from 300 m to 2 km to obtain each core sample. We believe that our wireline coring unit (consisting of only four trucks) will be attractive to oil companies because our units are smaller and require less fuel, less manpower and smaller roads than conventional coring units.

Another distinct benefit to wireline coring is that with the smaller unit, there is a smaller environmental footprint. Oil companies are required to pay stumpage fees related to the number of trees that are cut down in oil exploration and production. Also, there are regulations on how many trees may be cut down in each area. For the wireline coring unit, the work area needed is about half the size of conventional coring units. The work area is usually created by cutting down trees to make a clearing. The smaller size of our wireline coring units will allow oil companies that use our equipment to construct smaller areas to set up the coring unit for sampling.

Growth

We expect our business strategy will continue to include growth through selective acquisitions. Our continued rate of growth will depend on our ability to identify attractive acquisition opportunities and to acquire identified targets at commercially reasonable prices. We plan to integrate future acquisitions into our existing operations. We have extra space in our facility in which we can house the development of new products or businesses that we acquire.

The Oil and Gas Services Industry

We intend to provide products and services to onshore oil and natural gas exploration and production companies and other oil service companies in Western Canada for use in the drilling and production of oil and natural gas. The main factor influencing demand for well services in our industry is the level of drilling activity by oil and natural gas companies, which, in turn, depends largely on current and anticipated future crude oil and natural gas prices and depletion rates. Current market indicators suggest an increasing demand for oil and natural gas coupled with a flat or declining production curve, which we believe should result in the continuation of historically high crude oil and natural gas commodity prices. For example, in its International Energy Outlook 2006, the Energy Information Agency of the U.S. Department of Energy (the EIA) forecasts that North American gas consumption is projected to increase an average annual rate of 1.1 percent between 2003 and 2030. According to the same report, Canada is currently the source of 90% of net natural gas imports to the U.S., although that percentage is expected to drop significantly over the next 25 years.

Our Distribution Method

Our plan is to require our customers to pick up any equipment they lease from us from our facility we intend to build in Brooks, Alberta. We chose the location of Brooks, Alberta because we believe it is well situated in a region with substantial oil and gas exploration and production activity.

New Products and Services

All of our products and services, once available, will be new, as we have only recently begun operations. We intend to actively seek new products and services currently offered by other companies and attempt to acquire them by payment of cash or shares or by purchasing a company.

Competition

Our competition includes small and mid-size independent contractors as well as major oilfield services companies with international operations. We compete with over 100 testing companies that provide services to oil and gas companies in Western Canada. We believe that the principal competitive factors in the market areas that we serve are price, product and service quality, efficiency and availability of equipment and technical proficiency.

We differentiate ourselves from our major competition by our unique equipment. Much of our proposed equipment, including some of our mobile well testing equipment and our nitrogen generation units have been designed by our management, or designed by our suppliers on the instructions of our management. We have not created any new technology in designing our proposed equipment, but rather, we have combined existing equipment and technologies to produce better overall results such as higher purities and pressures. We use some off-the-rack products so we can easily get replacement parts. Our management does not believe that we would be able to obtain patents for any of the systems or processes that we have designed.

Our target market is independent oil and gas companies. Based on the experience of our directors, these independents typically are relationship driven and make decisions at the local level. We believe this business model will enable us to grow our business. However, we are a minor participant in the industry and compete in the oil and natural gas industry with many other companies having far greater financial, technical and other resources.

Marketing

We are a new company and we have little market presence at this time. So far, we have only two customers, Southern Well Testing Inc., and Southern Well Testing (2005) Inc., which are both owned and managed by Brent Nimeck, a director and VP, Operations of Lexington. As we complete assembly of our equipment, we intend to seek new clients through personal contact established by our officers Brent Nimeck and Douglas Blackman, both who have worked in the Western Canadian oil and gas industry for many years. We intend to supplement this with attendance at several oil and gas trade shows in North America each year and with advertisements in magazines. We are in the process of building a website to feature our intended products and services.

Research and Development

Since our inception, we have not spent any money on research or development.

Intellectual Property

We have not filed for any protection of our trademarks. We do not believe we could obtain a patent on the assembly design for any of our equipment.

Legislation and Government Regulation

Canada has regulatory provisions relating to permits for the drilling of wells, the spacing of wells, the prevention of oil and natural gas waste, allowable rates of production and other matters. The amount of oil and natural gas produced is subject to control by regulatory agencies in each province that periodically assign allowable rates of production. The Province of Alberta and Government of Canada also monitor and regulate the volume of natural gas that may be removed from the province and the conditions of removal.

The right to explore for and develop oil and natural gas on lands in Alberta, Saskatchewan and British Columbia is controlled by the governments of each of those provinces. Changes in royalties and other terms of provincial leases, permits and reservations may have a substantial effect on the operations of our customers, which in turn could effect the demand for our products and services and have a substantial effect on our operations. In addition to the foregoing, in the future, our Canadian operations may be affected from time to time by political developments in Canada and by Canadian Federal, provincial and local laws and regulations, such as restrictions on production and export, oil and natural gas allocation and rationing, price controls, tax increases, expropriation of property, modification or cancellation of contract rights, and environmental protection controls. Furthermore, operations may also be affected by United States import fees and restrictions.

We are also subject to safety policies of the Alberta Workers Compensation Board that regulates the protection of the health and safety of workers.

Environmental Law Compliance

As our business plan involves offering equipment for lease to oil and gas companies, we do not expect that we will be governed by the comprehensive federal, provincial and local laws that regulate the discharge of materials into the environment or otherwise relate to health and safety or the protection of the environment. Our well testing equipment has been developed to assist oil and gas companies in Western Canada to comply with "Guide 40: Pressure and Deliverability Testing - Oil and Gas Wells" as developed by the Alberta Energy and Utilities Board. Guide 40 provides the requirements and recommended practices for pressure and deliverability testing of oil and gas wells. We need to ensure that the equipment which we create assists our clients in meeting these regulations. The Alberta Energy and Utilities Board is an independent, quasi-judicial agency of the Government of Alberta which regulates the safe, responsible, and efficient development of Alberta's energy resources.

To the extent which environmental compliance may be necessary, we do not anticipate any significant compliance expense.

Employees

As of July 26 , 2006, we have three full time employees, an administration assistant in our Vancouver office, and Larry Kristof, our CEO and President and Brent Nimeck, our VP, Operations. Our wholly owned subsidiary LexCore Services Inc. has a full time VP, Operations. On March 28, 2006 our Chief Financial Officer resigned. We intend to hire a new Chief Financial Officer but we have not yet identified a suitable candidate. Our President and CEO, Larry Kristof is our current Chief Financial Officer and he will continue in this position until a new person is found. We currently engage independent contractors in the areas of accounting, bookkeeping and legal services. We anticipate that we LexCore will hire several people within the next four months to build coring units. If we are successful in building the coring units and finding customers who will pay us for drilling services, we anticipate that in the fall LexCore will need to hire six to ten technically skilled people to operate the coring units. We also expect to hire a customer service representative and a facility manager for Brooks, Alberta once our facility is built.

Management's Discussion and Analysis or Plan of Operation

We are a start-up stage corporation with limited operations and no revenues from our business operations. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. We do not anticipate that we will generate significant revenues until we have built or otherwise acquired well service equipment, which we will only be able to do if we raise money from this offering. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our marketing plan. Whether we raise no money or the maximum amount from this offering, it will last twelve months.

We anticipate that the demand for our services will be primarily determined by current and anticipated oil and gas prices and the related general production spending and level of drilling activity in Western Canada, where we intend to focus our operations. Volatility or weakness in oil and gas prices (or the perception that oil and gas prices will decrease) may affect the spending patterns of our customers and may result in the drilling of fewer new wells or lower production spending on existing wells. This, in turn, could result in lower demand for our services and may cause lower rates and lower utilization of our well service equipment.

Results of Operations

Our expenses for the period from inception on March 30, 2005 to November 30, 2005 were $77,144 of which $36,936 was for professional fees; $13,404 was for office and general costs; and $26,774 was for management fees. Our loss from inception to May 31, 2006 is $413,438. During the three months ended May 31, 2006, we incurred expenses of $253,487, which included $45,897 for professional fees, $35,407 for management fees, $27,162 for consulting fees and $145,021 for general and administrative expenses. Our general and administrative expenses included office rent, office supplies, telephone expenses, travel and entertainment, and wages for our administrative assistant.

During the period from our inception to May 31 , 2006, we hired consultants in the areas of bookkeeping and accounting. We also retained an attorney for the preparation of this Registration Statement, and an auditor to audit our financial statements.

Plan of Operation

Lexington plans to grow its business to offer a complete range of products and services for the entire lifecycle of oil and gas wells including exploration and development, production, operation, maintenance, refining and abandonment.

Our corporate strategy for the next 12 months includes the following:

  complete purchase of land and build a manufacturing, warehouse and office facility;
  build oilfield service equipment and continue developing long term contracts with service companies;
  identify acquisitions which will benefit from having in-house construction capabilities and develop personnel and equipment in-house to meet market demands; and
  create additional service lines to complement current operations.

Mobile Well Production Testing Units

We intend to build two mobile well production testing units. Each unit will have three major components, a pressure vessel (p-tank) mounted on a trailer, a flare stack and a dog house. There are many suppliers of parts for these components. Brent Nimeck, our VP, Operations, through his company Southern Well Testing Ltd., has many established relationships with suppliers for the parts to build these components. The major components include all the equipment necessary to test a well, a tractor, along with parts to construct a mini mobile office We intend to obtain the parts for our p-tanks through suppliers located in Western Canada that Mr. Nimeck has dealt with in the past. We will not use any raw materials in assembly of these units.

One of the major components of the p-tank is a part called the horizontal separator tank. We have ordered two horizontal separator tanks from Bromley Mechanical at approximately $51,000 each. The terms of our agreement, attached as Exhibit 10.15 state that 10% is due upon receipt of approved drawings, 30% is due upon receipt of materials and 60% is due 30 days from final invoice. Bromley Mechanical warrants that its products will be free of defects in materials and workmanship for a period of 18 months from completion of construction. We paid Bromley Mechanical a $10,000 deposit for both tanks and we are now required to pay a further $92,000 i. If we are not able to make the payment in the near future we will risk losing our deposit, and more significantly, we will risk not being able to re-order this part for up to a year. We also risk not being able to deal with this supplier again if we fail to pay within a reasonable time.

The other major components of the p-tank are the trailer and instrumentation. These products are “off the shelf” and are usually available for delivery within a week of ordering.

Once we have the all of the parts for the p-tank, including the horizontal separator, the trailer and the instrumentation we anticipate we will need approximately two weeks for third party vendors to install and put together all of the components. No advance payment is required for these services and usually payment is made 30 days after the work is completed.

The next component is the flare stack, an off-the-shelf component from a company called TCB Welding and Construction in Brooks. This unit is tied directly into the p-tank with a metal flow line. This line carries the gas to the flare stack which is carried up the stack approx 40 ft then it is burned off to eliminate dangerous emissions.

Other than an invoice from Bromley for the horizontal separators, we do no have any written agreements with any suppliers.

The two production testing units we have designed are slightly different and one will cost approximately $390,000 to build and the other will cost us approximately $300,000 to build. These units have a lifespan of approximately 15 years. We anticipate that after four years, the p-tank will have only depreciated by approximately 27%. We will complete the purchase of parts to build one production test unit if we raise 50% of our direct offering and we will complete the purchase of parts for both production test units if we raise 100% of our direct offering. It is therefore possible that we may not have enough capital to complete the construction of the p-tanks or the rest of the production test package after this financing is complete. Also, other factors could prevent us from completing the construction of the p-tanks, such as a failure of management to devote adequate time to their construction.

We have entered into two agreements to lease out our p-tanks once we have completed building them. These agreements are for only one of the components of the well testing unit, the mobile p-tanks.

Southern Well Testing Ltd., a company controlled by our director and VP, Brent Nimeck, entered into an agreement with us on January 5, 2006 whereby it agreed to lease a p-tank mobile testing unit for 48 months for approximately $6,105 per month commencing on June 1, 2006, or later if the p-tank is not ready. The agreement states that if the p-tank is not ready by June 1, 2006, commencement of the lease payments will be delayed until the first of the month following the month in which the p-tank is made available by us for lease.

Southern Well Testing (2005) Ltd., also controlled by our director Brent Nimeck, entered into an agreement with us on February 3, 2006 to lease a p-tank mobile testing unit on similar terms. The agreement, which will become effective once we have completed and insured the p-tank, provides for the lease of a p-tank mobile testing unit for 48 months for $6,105 per month commencing on July 1, 2006 or the first of the month following the month in which the p-tank is made available by us to the customer. We have not yet completed construction of either p-tank. Both agreements are attached as exhibits to this Registration Statement.

If we fail to complete the p-tanks within a reasonable time, we may not be able to generate revenues pursuant to the leases we have already entered into, which could prevent us from becoming profitable.

If we are successful in selling 100% of the shares in this direct offering, we expect that we will begin generating total monthly revenues of approximately $12,000 from the lease of both p-tank vessels by November 2006. It is our intention to lease the p-tank vessels as a complete package and we are currently negotiating leasing the other components of the package to Southern Well Testing Inc., a company controlled by our Director and Senior VP, Operations, Brent Nimeck.

Nitrogen Generation Unit

The following table provides details of the payments we have made and are obligated to make for the nitrogen generation unit we have already ordered.

Part	Supplier	Paid to Date ($)	Amount Due ($)	Date of Anticipated Payment
Nitrogen Generation Unit	Innovative Nitrogen Systems	695,341	719,919	Due now
			212,289	July 15, 2006
			141,526	August 15, 2006

If we fail to make the above described payment, we may lose our deposit, or we may be required to pay higher costs and wait a longer period for delivery of the nitrogen unit. After the nitrogen unit has been completed, we expect to spend another $200,000 per year for modification and maintenance of the unit. We are not dependent on any raw materials for the operation of the unit. The unit has been designed to convert oxygen from the atmosphere into nitrogen. The design of the unit relies on common processes to convert the oxygen.

If we raise at least 25% of our direct offering, we will complete our payment to our supplier for our nitrogen generation unit.

Coring Units

Our total cost of building each coring unit will be approximately $1,250,000, including a cost of approximately $579,000 for a drilling rig for each unit. We have already paid a deposit of $100,000 to purchase two drilling rigs from the same supplier, Laibe Corp. Copies of our invoices which also serve as our purchase order agreements are attached to this Registration Statement as Exhibits 10.12 and 10.13. Pursuant to our orders from Laibe Corp, we are required to pay an additional $528,980 per drilling unit on delivery, which we anticipate will be in September 2006. If we fail to make these payments, we may lose our deposits totaling $100,000 and we may not be able to continue to deal with the supplier. If we complete the purchase of one drilling rig, we may lose our deposit of $50,000 on the other drilling rig. If we raise 25 - 50% of our offering, we will complete the purchase of one drilling rig. If we raise 75% of this direct offering we will complete the purchase of two drilling rigs. If we raise 100% of our direct offering, we will contribute an additional $671,000 to other parts required to build all of the parts for an entire coring unit. Even if we raise 100% of our offering, we will still need another $671,000 to complete purchases for our second coring unit. If we are unable to complete our coring units, we anticipate that we will be able to lease the drilling rigs as stand alone items. The following table outlines gives details of the payments we have made and are obligated to make for drilling rigs which we ordered for our coring units:

Part	Supplier	Paid to Date ($)	Amount Due ($)	Date of Anticipated Payment
Drilling Rig 1	Laibe Corp.	50,000	528,980	September 2006
Drilling Rig 2	Laibe Corp.	50,000	528,980	September 2006

New Facility

Lexington will be headquartered in Brooks, Alberta. Brooks is a small town located one and a half hours south of Calgary, Alberta, Canada. Brooks is located in the centre of Southern Alberta and accesses the largest areas of Alberta which extends into Saskatchewan and to the US border. We intend to build a 10,000 square foot manufacturing and repair facility with a connected 2,000 square foot office space for our use and for possible lease to other companies, depending on how much space we need ourselves. We intend to design the facility to be used for in-house engineering and design staff, human resources, accounting and an in-house employee office and development centre. This combination of manufacturing space, warehouse, repair, in-house design facility and office may enable us to have direct feedback from clients, employees and engineers to facilitate a fast reaction to the changing needs of clients and the market.

On February 23, 2006 we entered into an agreement to purchase a property in Brooks, Alberta for a purchase price of $214,671. The property is comprised of raw land and is approximately 8.2 acres. We have paid a deposit of approximately $178,671 and we are required to pay the balance of approximately $36,000 prior to closing on September 1, 2006. The closing date was originally scheduled for June 30, 2006 but has been changed to September 1, 2006 by agreement of both parties. We currently have the money in our bank account to complete the purchase. We are currently considering consultants to work with to design a manufacturing and repair facility on the land. If we are successful in raising 75% or more of the direct offering, we intend to complete the construction of the facility, which we estimate will cost approximately $740,000, including design. Our intention is to complete design of this facility and obtain building permits within three months of completion of this offering, and to begin construction at that time. We anticipate that the construction will take approximately five months. Once it is complete, we intend to hire an administrative assistant and a manager to oversee the offices. We intend to contract with other companies for maintenance and cleaning services once the facility is built.

We have entered into an agreement to lease a facility in Calgary, Alberta for our wholly owned subsidiary, LexCore. The agreement with First Truck Centre (Edmonton) Inc., effective as of July 1, 2006, is a sublease granting us lease of premises at 234125 Wrangler Road, RR #5, Calgary, Alberta T2P 2G6 for a term of four years from July 1, 2006 and ending July 1, 2010, for an annual rent of approximately $165,000, for monthly installments of approximately $13,750, plus taxes and utilities.

Limited operating history; need for additional capital

There is limited historical financial information about us upon which to base an evaluation of our performance. We are in a start-up stage operations and have generated no revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Our independent certified public accountants have stated in their report dated April 20, 2006 included herein, that we have incurred operating losses from its inception and that we are dependent upon our ability to raise capital from stockholders or other sources to sustain operations. These factors raise substantial doubt about our ability to continue as a going concern.

Liquidity and Capital Resources

As of May 31, , 2006, we had working capital of $493,667. Our accumulated net loss of $413,4384 since our inception to May 31,2006 was funded by a combination of private placements and a loan from a related party. During this period we raised $1,510,313 in equity finance.

Lexington expects to incur substantial losses over the next two years. We estimate that our cash requirements over the next 12 months will be approximately $6,255,000 as follows:

Expense	Amount	Date Required
Purchase of parts for well testing equipment (p-tanks)	$ 680,000	Immediately
Construction of nitrogen generation unit	700,000	Immediately
Purchase of parts to pay for two drilling rigs for our coring units	1,000,000	Immediately
Purchase of remaining parts for our coring units	1,499,000	Fall 2006
Complete property purchase in Brooks	36,000	Immediately
Design and build operating facility	740,000	Fall 2006
Administrative expenses	1,600,000	$100,000 monthly for the first four months, $150,000 monthly thereafter
Total	6,255,000

Our administrative expenses will consist of salaries, marketing and promotion, tradeshow costs, travel, meals and entertainment, rent, office maintenance, consulting fees, accounting and audit fees, legal fees, communication expenses (cellular, internet, fax, telephone), office supplies, courier and postage costs and office equipment. Of the $6,255,000 we need for the next 12 months, we may raise net proceeds of up to $4,210,000 from this direct offering. The balance of our cash requirements we intend to raise from private placements after our direct offering is completed. If we are unsuccessful in raising money through the direct offering we may review other financing possibilities such as bank loans. If we cannot raise at least $6,255,000 for the next 12 months we will not be able to carry out our full business plan and we may not be able to become profitable and we may have to cease operations.

In view of the uncertainties concerning our continued existence as a going concern, management's plans to mitigate the effect of such conditions, management intends to take the following steps in the event that we are not able to raise sufficient funds to meet the needs of our business plans:

  negotiate with suppliers to delay deposit due dates;
  lease some equipment as individual pieces, as opposed to entire units, if we are unable to build and purchase the entire units; and
  negotiate with our management and consultants to pay parts of salaries and fees with stock and stock options instead of cash.

Our monthly cash requirements are approximately $300,000, including $200,000 monthly in equipment purchases and $100,000 in general and administrative expenses, and we anticipate that after four months our monthly expenses will increase to $350,000, which includes $150,000 monthly for general and administrative expenses. We are anticipating an increase of $50,000 per month with the addition of consultants or employees and increase in office space. We are currently negotiating a lease for space in Calgary, Alberta for LexCore, our coring services subsidiary.

If we fail to raise all or part of the $6,255,000 of our cash requirements over the next 12 months, we may lose part or all of our deposits we have paid on equipment to date.

If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise no money from this offering, we have enough money to continue operations for a year but with limited funds available to build and grow our business. If we raise 100% of the amount we are seeking through this direct offering, we will be able to complete construction of two mobile well testing (p-tank) units, purchase two coring units and one nitrogen generation unit, and design and complete construction of a warehouse, operations and office facility, and remain in business for four months. If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional money through a second public offering, a private placement of securities, or loans. If we are unable to generate revenues after the twelve months for any reason, or if we are unable to make a reasonable profit after twelve months, we may have to cease operations.

Known Material Trends and Uncertainties

Subsequent to November 30, 2005, we paid $695,341 in deposits for construction of a nitrogen generation unit. If we want to complete the purchase of the unit, we estimate that we will have to pay another $719,919 over the next few months.

We believe that the above discussion contains a number of forward-looking statements. Our actual results and our actual plan of operations may differ materially from what is stated above. Factors which may cause our actual results or our actual plan of operations to vary include, among other things, decision of the Board of Directors not to pursue a specific course of action based on a re-assessment of the facts or new facts, changes in oil and gas prices or general economic conditions.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in note 2 of the notes to our historical financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Foreign Currency Translation

Our functional and reporting currency is the United States dollar. Foreign currency transactions are primarily undertaken in Canadian dollars and are translated into United States dollars, in accordance with Statement of Accounting Standards ("SFAS") No. 52 “Foreign Currency Translation,” using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Foreign currency exchange gains and losses are charged to operations. We have not, as of July 26 , 2006, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Description of Property

Our principal executive offices are located at Suite 1209 – 207 West Hastings Street, Vancouver, British Columbia, Canada. The office is approximately 463 square feet.

We also intend to build a 10,000 square foot manufacturing and repair facility with a connected 2,000 square foot office space in Brooks, Alberta. Brooks is a small town located near Calgary, Alberta. On February 23, 2006 we entered into an agreement with Jackson Cattle Co. Ltd. to purchase approximately 8.2 acres of raw land in Brooks, Alberta, Canada for a total purchase price of $214,671. The agreement stated that the closing for the purchase of the land shall be on July 26, 2006. However, on July 4, 2006, the parties amended the agreement by increasing the initial deposit by approximately $90,400 and changing the closing date to July 31, 2006. On August 2, 2006, the agreement was further amended by increasing the deposit by a approximately $45,000 and changing the completion date to September 1, 2006. Consequently we are obligated to pay an additional $36,000 on September 1, 2006 for the closing. The agreement was extended on both occasions on the requests of the seller of the property. Both addendums have been attached as Exhibits.

We have entered into an agreement to lease a facility in Calgary, Alberta for our wholly owned subsidiary, LexCore. The agreement with First Truck Centre (Edmonton) Inc., effective as of July 1, 2006, is a sublease granting us lease of premises at 234125 Wrangler Road, RR #5, Calgary, Alberta T2P 2G6 for a term of four years from July 1, 2006 and ending July 1, 2010, for an annual rent of approximately $165,000, for monthly installments of approximately $13,750, plus taxes and utilities.

Certain Relationships and Related Transactions

We have entered into two agreements to lease out our p-tanks once we have completed building them. Southern Well Testing Ltd., a company controlled by our director and VP, Brent Nimeck, entered into an agreement with us on January 5, 2006 whereby it agreed to lease a p-tank mobile testing unit for 48 months for $6,105 per month commencing on June 1, 2006, or later if the p-tank is not ready. If the p-tank is not ready by June 1, 2006, commencement of the lease payments will be delayed until the first of the month following the month in which the p-tank is made available by us for lease.

Southern Well Testing (2005) Ltd., also controlled by our director Brent Nimeck, entered into an agreement with us on February 3, 2006 to lease a p-tank mobile testing unit on similar terms. The agreement, which will become effective once we have completed and insured the p-tank, provides for the lease of a p-tank mobile testing unit for 48 months for $6,105 per month commencing on July 1, 2006 or the first of the month following the month in which the p-tank is made available by us to the customer. Both agreements are attached as exhibits to this Registration Statement.

Other than these agreements described above, and the management agreements described on page 55, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $60,000.

Market For Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTC Bulletin Board, once our Prospectus has been declared effective by the Commission. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities and there can be no assurance that a regular trading market for our common stock will ever be developed.

A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the OTC Bulletin Board. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board.

We intend to apply for listing of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of July 26, 2006, there were 189 holders of record of our common stock.

Executive Compensation

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officers who held this position during 2005 and each other executive officer whose total cash compensation exceeds $100,000:

Summary Compensation Table

		Annual Compensation			Long Term Compensation
						Awards	Payout(s)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options/SARs	LTIP Payouts	All Other Compensation
		$	$	$	$	(#)	$	$
Larry Kristof (1)	2005 (2)	10,000 (3)	0	0	0	250,000	0	0
Tannisah Kruse (4)	2005 (2)	7,000 (3)	0	0	0	250,000	0	0

(1)	Larry Kristof was appointed as Chief Executive Officer on October 1, 2005
(2)	For the period from Inception (March 30, 2005) to November 30, 2005
(3)	Paid as management consulting fees
(4)	Tannisah Kruse was Chief Executive Officer from April 1, 2005 to October 1, 2005 and was a director, Chief Financial Officer, Treasurer and Secretary from April 1, 2005 to March 28, 2006.

Option Grants in the Last Fiscal Year

The following table sets forth the stock options that were granted to the named executive officers in fiscal year 2005.

	Number of	% of Total Options	Exercise or
	Securities Underlying	Granted to Employees	Base Price
Name	Options Granted (#)	In Fiscal Year 2005	($/Sh)	Expiration Date
Larry Kristof	250,000	50%	$0.10	October 1, 2007
Tannisah Kruse	250,000	50%	$0.10	October 1, 2007

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning unexercised stock options held by the named executive officers as of November 30, 2005. None of the named executive officers exercised any of their stock options during the period from inception (March 30, 2005) to November 30, 2005.

Name	Number Of Securities Underlying Unexercised Options At 2005 Fiscal Year-End(#) Exercisable/Unexercisable	Value Of Unexercised In-The-Money Options At 2005 Fiscal Year-End ($) (1) Exercisable/Unexercisable
Larry Kristof	250,000/0	$25,000/0
Tannisah Kruse	250,000/0	$25,000/0

(1) The calculation of the value of unexercised options held by the named executive officers is based upon the average sales of our unregistered stock at prices of $0.20 per share in December 2005.

Management Agreements

On October 1, 2005, we entered into a Management Agreement with Larry Kristof as President and Chief Executive Officer, and on June 1, 2006 this was replaced by an employment agreement. The new agreement provides that Mr. Kristof will receive a monthly salary of approximately $7,200 per month, an increase of $2,200 per month more than the initial agreement. Under the new agreement, Mr. Kristof will also receive a monthly car allowance of approximately $1,280 per month.

Also, on October 1, 2005, we entered into a Management Agreement with Tannisah Kruse as Chief Financial Officer, Secretary and Treasurer. Ms. Kruse resigned these positions on March 28, 2006. We entered into a settlement agreement with Ms. Kruse relating to her resignation. The key terms of the settlement agreement were:

  Ms. Kruse was allowed to retain her options to purchase 250,000 shares at an exercise price of $0.10 per share, exercisable until October 1, 2007;
  Ms. Kruse was allowed to sell 4,750,000 shares in a private transaction;
  Lexington agreed to register on Form SB-2 250,000 of the remaining 500,000 shares Ms. Kruse owns; and
  both parties agreed to release each other from any claims.

On October 20, 2005, we entered into a Management Agreement with Brent Nimeck as Senior Vice-President of Operations, and on June 1, 2006 this was replaced by an employment agreement. The new agreement provides that Mr. Nimeck will receive approximately $5,400 per month. On November 17, 2005, we entered into a Management Agreement with Douglas Blackman as Vice-President of Business Development. The agreement provides that Mr. Blackman will receive an hourly salary of approximately $45 per hour, to be invoiced monthly.

On May 17, 2006 our subsidiary LexCore Services Inc. entered into an employment agreement to hire Doug Chernesky as the VP, Operations for LexCore. He is entitled to receive an annual salary of approximately $205,000.

Compensation of Directors

None of our directors received compensation for their service as directors during the fiscal year ended November 30, 2005.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Financial Statements

Our Audited Financial Statements as of November 30, 2005 and for the period from March 30, 2005 (Date of Inception) to November 30, 2005, and our Unaudited Interim Financial Statements as of May 31, , 2006 and for the three month period and the six month period ended May 31, 2006 and accumulated for the period from March 30, 2005 (Date of Inception) to May 31, 2006 follow as pages F-1 through F- 20.

Lexington Energy Services Inc.
(A Development Stage Company)

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Lexington Energy Services Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Lexington Energy Services Inc. (A Development Stage Company) as of November 30, 2005 and the related statements of operations, stockholders' equity and cash flows for the period from March 30, 2005 (Date of Inception) to November 30, 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Lexington Energy Services Inc. as of November 30, 2005 and the results of its operations and its cash flows for the period from March 30, 2005 (Date of Inception) to November 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the company is in the development stage, and has no established source of revenue and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the company will be able to continue as a going concern. Management plans in regard to their planned financing and other matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	/s/ “AMISANO HANSON”
April 20, 2006	CHARTERED ACCOUNTANTS

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net

Lexington Energy Services Inc.
(A Development Stage Company)
Balance Sheet
(Expressed in US dollars)

November 30,
2005
$
ASSETS
Current Assets
Cash	71,850
Stock subscriptions receivable	10,000
Prepaid expenses (Note 4)	4,042
85,892
Equipment (Note 3)	3,307
Total Assets	89,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	3,654
Accrued liabilities	4,750
Due to related parties (Note 4)	10,909
Total Liabilities	19,313
Stockholders’ Equity
Preferred Stock, 20,000,000 authorized, $0.0001 par value
nil issued and outstanding	–
Common Stock, 100,000,000 shares authorized, $0.0001 par value
12,365,000 shares issued and outstanding (Notes 4 and 7)	1,237
Additional paid-in capital	155,763
Stock subscriptions receivable	(10,000)
Deficit accumulated during the development stage	(77,114)
Total Stockholders’ Equity	69,886
Total Liabilities and Stockholders’ Equity	89,199

Nature and Continuance of Operations (Note 1)
Commitments (Notes 5 and 6)

(The accompanying notes are an integral part of these financial statements)

Lexington Energy Services Inc.
(A Development Stage Company)
Statement of Operations
(Expressed in US dollars)

For the Period From
March 30, 2005
(Date of Inception)
to November 30,
2005
$

Revenue	–

Expenses

General and administrative	13,404
Management fees (Note 4)	26,774
Professional fees	36,936

Total Expenses	77,114

Net Loss	(77,114)

Net Loss Per Share – Basic and Diluted	(0.01)

Weighted Average Shares Outstanding	7,629,000

(The accompanying notes are an integral part of these financial statements)

Lexington Energy Services Inc.
(A Development Stage Company)
Statement of Cash Flows
(Expressed in US dollars)

For the period from
March 30, 2005
(Date of Inception)
to November 30,
2005
$

Operating Activities

Net loss	(77,114)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation	1,654
Changes in operating assets and liabilities:
Prepaid expenses	(4,042)
Accounts payable and accrued liabilities	8,404
Due to related party	10,909

Net Cash Flows Used in Operating Activities	(60,189)

Investing Activity

Purchase of equipment	(4,961)

Net Cash Flows Used in Investing Activity	(4,961)

Financing Activities

Common stock subscription receivable	(20,000)
Proceeds from issuance of common stock	157,000

Net Cash Flows Provided By Financing Activities	137,000

Increase In Cash	71,850

Cash - Beginning of Period	–

Cash - End of Period	71,850

(The accompanying notes are an integral part of these financial statements)

Lexington Energy Services Inc.
(A Development Stage Company)
Statement of Stockholders’ Equity
From March 30, 2005 (Date of Inception) to November 30, 2005
(Expressed in US dollars)

					Deficit
					Accumulated
	Common Stock		Additional	Stock	During the
		Par	Paid-in	Subscriptions	Development
	Shares	Value	Capital	Receivable	Stage	Total
	#	$	$	$	$	$

Balance – March 30, 2005 (Date of Inception)	–	–	–	–	–	–

Issue of common stock for cash
pursuant to private placements at
$0.0001 per share
- June 1, 2005	10,000,000	1,000	–	–	–	1,000

Issue of common stock for cash
pursuant to private placements at
$0.03 per share
- November 2, 2005	1,150,000	115	34,385	–	–	34,500

Issue of common stock for cash
pursuant to private placements at
$0.10 per share
- November 16, 2005	1,215,000	122	121,378	(10,000)	–	111,500

Net loss	–	–	–	–	(77,114)	(77,114)

Balance – November 30, 2005	12,365,000	1,237	155,763	(10,000)	(77,114)	69,886

(The accompanying notes are an integral part of these financial statements)

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Financial Statements
November 30, 2005
(Expressed in US dollars)

1.	Nature and Continuance of Operations

The Company was incorporated in the State of Nevada on March 30, 2005 under the name Lexington Media, Inc. On September 30, 2005, the Company changed its name to Lexington Energy, Inc., and on January 5, 2006, the Company changed its name to Lexington Energy Services Inc. The Company is a development stage company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises,” in the business of providing products and services to companies that find and develop oil and natural gas resources.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which implies the Company will continue to meets its obligations and continue its operations for the next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company has not generated revenues since inception, has accumulated losses of $77,114 since inception and does not have sufficient working capital to sustain its operations for the next fiscal year. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, the successful acquisition of a business or assets, and the attainment of profitable operations. Management has plans in place to address this concern and expects that the Company will be able to obtain additional funds by equity financing and/or related party advances; however, there is no assurance that additional funding will be available to the extent required to address this concern.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is November 30.

	b)	Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	d)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at November 30, 2005, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Financial Statements
November 30, 2005
(Expressed in US dollars)

2.	Summary of Significant Accounting Policies (continued)

	f)	Financial Instruments

The fair values of cash, accounts payable and accrued liabilities approximate their carrying values due to the immediate or short-term maturity of those financial instrument. The carrying value of due to related parties also approximates their fair value. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

	g)	Equipment

Equipment is stated at cost. Depreciation is provided on a straight-line basis over three years.

	h)	Income Taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards, (“SFAS”) No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

	i)	Foreign Currency Translation

The Company’s functional currency is the Canadian dollar as substantially all of the Company’s operations are in Canada. The Company’s reporting currency is the United States dollar. Foreign currency transactions undertaken in Canadian dollars are translated into United States dollars, in accordance with SFAS No. 52 “Foreign Currency Translation,” using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Foreign currency exchange gains and losses are charged to operations. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	j)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard did not have a material effect on the Company’s results of operations or financial position.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Financial Statements
November 30, 2005
(Expressed in US dollars)

2.	Summary of Significant Accounting Policies (continued)

	j)	Recent Accounting Pronouncements (continued)

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant- date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

3.	Equipment

		Accumulated
	Cost	Amortization	Net
	$	$	$

Computer equipment	4,961	1,654	3,307

4.	Related Party Transactions

During the period ended November 30, 2005:

a)

The Company incurred $7,000 for management fees to the Secretary and CFO of the Company. At November 30, 2005, $10,413 is owing to the Secretary and CFO, which is unsecured, non-interest bearing, and due on demand.

The Company incurred $2,500 for management fees to the vice-President of Finance of the Company. At November 30, 2005, $382 is owing to the Vice-President of Finance, which is unsecured, non-interest bearing and due on demand.

The Company incurred $5,000 for management fees, to the Vice-President of Operations of the Company.

The Company incurred $10,000 for management fees to the President of the Company.

These transactions were recorded at the exchange amount which were the amounts agreed to by the transacting parties.

	b)	At November 30, 2005, prepaid expenses include $2,500 incurred with the President of the Company and $740 incurred with the Vice-President of Business Development.

c)

At November 30, 2005, the Company is indebted to a related company for $114 of general and administrative expenses incurred on behalf of the Company, which is unsecured, non-interest bearing, and due on demand.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Financial Statements
November 30, 2005
(Expressed in US dollars)

4.	Related Party Transactions (continued)

d)

During the period ended November 30, 2005, the Company issued 5,000,000 shares of common stock to the President of the Company and 5,000,000 shares of common stock to the Secretary and CFO of the Company at $0.0001 per share for aggregate cash proceeds of $1,000.

	e)	During the period ended November 30, 2005, the Company issued 550,000 shares of common stock to Directors of the Company at $0.03 per share for aggregate cash proceeds of $16,500.

5.	Stock Options

The Company accounts for stock-based awards using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company’s employee stock options is less than the market price of the underlying common stock on the date of grant. SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123), established a fair value based method of accounting for stock-based awards. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

The following table summarizes the continuity of the Company’s stock options:

		Weighted
		average
	Number of	exercise price
	Shares	$

Outstanding, March 30, 2005 (date of inception)	–	–
Granted	875,000	0.10

Outstanding, November 30, 2005	875,000	0.10

The pro forma information is as follows:

November 30,
2005
$

Net loss — as reported	(77,114)
Deduct: Stock-based compensation expense determined under fair value method	-

Net loss — pro forma	(77,114)

Net loss per share – basic and diluted — as reported	(0.01)
Net loss per share – basic and diluted — pro forma	(0.01)

The fair value for options granted was estimated at the date of grant using the Black-Scholes option-pricing model.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Financial Statements
November 30, 2005
(Expressed in US dollars)

5.	Stock Options (continued)

The weighted average assumptions used are as follows:

From March 30, 2005
(Date of Inception) to
November 30,
2005
$

Expected dividend yield	0%
Risk-free interest rate	4.09%
Expected volatility	0.1%
Expected option life (in years)	2.0

Additional information regarding options outstanding as at November 30, 2005 is as follows:

	Outstanding			Exercisable
Weighted
		average	Weighted		Weighted
		remaining	average		average
	Number of	contractual	exercise	Number of	exercise
Exercise prices	shares	life (years)	price	shares	price

$ 0.10	875,000	1.92	$ 0.10	875,000	$ 0.10

6.	Commitments

a)

The Company entered into an employment agreement dated October 1, 2005, with the Secretary and CFO of the Company, at a rate of $3,500 per month and the option to buy 250,000 shares of the Company for $0.10 per share. The agreement was terminated subsequent to November 30, 2005.

b)

The Company entered into an employment agreement dated October 1, 2005, with the President of the Company, at a rate of $5,000 per month and the option to buy 250,000 shares of the Company for $0.10 per share. The agreement can be terminated by either party at any time with 14 days notice.

	c)	The Company entered into a one year lease agreement commencing October 1, 2005, at $687 per month.

7.	Subsequent Events – Note 6

Subsequent to November 30, 2005:

	a)	The Company completed private placements consisting of 460,000 shares of common stock at $0.20 per share for proceeds of $92,000.

	b)	The Company granted stock options to an Advisory Board member to acquire up to 150,000 shares of common stock exercisable at $0.20 per share for a period of two years.

c)

The Company granted stock options to acquire up to 370,000 shares of common stock exercisable at $0.50 per share until March 13, 2008; up to 860,000 shares of common stock exercisable at $0.50 per share until April 5, 2008; and up to 20,000 shares of common stock exercisable at $0.50 per share until April 10, 2008.

	d)	The Company cancelled 100,000 common shares pursuant to a rescinded share subscription agreement.

	e)	The Company received cash proceeds totalling $1,147,150 in respect to a proposed private placement of 3,000,000 common shares at $0.50 per share.

	f)	The Company paid $250,000 as a deposit in respect to the purchase of equipment with a total cost of $1,250,000.

g)

The Company intends on filing a registration statement on Form SB-2 with the Securities and Exchange Commission for the public distribution of 5,000,000 common shares at $0.85 per share and 9,093,626 common shares at $0.85 per share by existing shareholders.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Financial Statements
November 30, 2005
(Expressed in US dollars)

8.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has non-capital losses carried forward totalling $77,114 for US tax purposes which expire starting in 2025. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at November 30, 2005 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

2005
$
Net Operating Loss	77,114
Statutory Tax Rate	35%
Effective Tax Rate	–
Deferred Tax Asset	26,990
Valuation Allowance	(26,990)
Net Deferred Tax Asset	–

LEXINGTON ENERGY SERVICES INC.

(A Development Stage Company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2006

(Stated in US Dollars)

(Unaudited)

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
INTERIM CONSOLIDATED BALANCE SHEETS
May 31, 2006 and November 30, 2005
(Stated in US Dollars)
(Unaudited)

	May 31,	November 30,
	2006	2005
ASSETS
Current
Cash	$439,797	$71,850
Amount receivable	6,439	-
Prepaid expenses and refundable deposits – Note 4	95,796	4,042
Stock subscriptions receivable	-	10,000

	542,032	85,892
Due from related parties – Note 4	4,157	-
Equipment – Note 3	5,348	3,307
Deposits on equipment – Note 6	605,617	-
Deposit on land – Note 6	45,086	-

	$1,202,240	$89,199

LIABILITIES

Current
Accounts payable and accrued liabilities	$35,295	$8,404
Due to related parties – Note 4	13,070	10,909

	48,365	19,313

STOCKHOLDERS’ EQUITY

Capital stock – Note 5
Authorized:
20,000,000 preferred shares with a par value of $0.0001
100,000,000 common shares with a par value of $0.0001
Issued:
15,267,626 common shares (November 30, 2005: 12,365,000
common shares)	1,527	1,237
Additional paid-in capital	1,565,786	155,763
Stock subscriptions receivable	-	(10,000)
Deficit accumulated during the development stage	(413,438)	(77,114)

	1,153,875	69,886

	$1,202,240	$89,199

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
for the three and six months ended May 31, 2006 and
for the period March 30, 2005 (Date of Inception) to May 31, 2006
(Stated in US Dollars)
(Unaudited)

			March 30,
			2005
	Three months	Six months	(Date of
	ended	ended	Inception) to
	May 31,	May 31,	May 31,
	2006	2006	2006

Interest income	$2,413	$2,413	$2,413

Expenses
Professional fees	45,897	72,928	109,864
Management fees	35,407	60,907	87,681
Consulting fees	27,162	27,771	27,771
General and administrative	145,021	177,131	190,535

	(253,487)	(338,737)	(415,851)

Net loss for the period	$(251,074)	$(336,324)	$(413,438)

Net loss per share, basic and diluted	$(0.02)	$(0.02)

Weighted average number of shares outstanding	14,469,000	13,609,000

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
for the six months ended May 31, 2006 and
for the period March 30, 2005 (Date of Inception) to May 31, 2006
(Stated in US Dollars)
(Unaudited)

		March 30,
	Six months	2005 (Date of
	ended	Inception) to
	May 31,	May 31,
	2006	2006

Operating Activities
Net loss	$(336,324)	$(413,438)
Adjustments to reconcile loss to cash used by
operating activities
Amortization	1,291	$2,944
Stock-based compensation	57,000	57,000
Changes in non-cash working capital:
Amount receivable	(6,439)	(6,439)
Prepaid expenses and refundable deposits	(91,754)	(95,796)
Accounts payable and accrued liabilities	26,891	35,295
Due to/from related parties	(1,996)	8,913

Cash flows used in operating activities	(351,331)	(411,521)

Investing Activities
Purchase of equipment	(3,332)	(8,292)
Deposits on equipment	(605,617)	(605,617)
Deposit on land	(45,086)	(45,086)

Cash flows used in investing activities	(654,035)	(658,995)

Financing Activities
Common stock issued for cash	1,358,313	1,520,313
Common stock subscription receivable	25,000	-
Share subscription cancelled	(10,000)	(10,000)

Cash flows provided by financing activities	1,373,313	1,510,313

Increase in cash during the period	367,947	439,797

Cash, beginning of the period	71,850	-

Cash, end of period	$439,797	$439,797

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
for the period March 30, 2005 (Date of Inception) to May 31, 2006
(Stated in US Dollars)
(Unaudited)

					Deficit
					Accumulated
	Common Stock		Share	Additional	During the
	Number of		Subscription	Paid in	Development
	Shares	Amount	Received	Capital	Stage	Total

Issuance of common shares for cash
- at $0.0001 per share at June 1, 2005	10,000,000	$1,000	$-	$-	$-	$1,000
Issuance of common shares for cash
- at $0.03 per share at November 2, 2005	1,150,000	115	-	34,385	-	34,500
Issuance of commons shares for cash
- at $0.10 per share at November 16, 2005	1,215,000	122	(10,000)	121,378	-	111,500
Net loss for the period	-	-	-	-	(77,114)	(77,114)

Balance, November 30, 2005	12,365,000	1,237	(10,000)	155,763	(77,114)	69,886

…/cont’d

SEE ACCOMPANYING NOTES

Continued

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
for the period March 30, 2005 (Date of Inception) to May 31, 2006
(Stated in US Dollars)
(Unaudited)

					Deficit
					Accumulated
	Common Stock		Share	Additional	During the
	Number of		Subscription	Paid in	Development
	Shares	Amount	Received	Capital	Stage	Total

Balance, November 30, 2005	12,365,000	1,237	(10,000)	155,763	(77,114)	69,886
Common shares cancelled	(100,000)	(10)	-	(9,990)	-	(10,000)
Share subscriptions received	-	-	10,000	-	-	10,000
Issuance of common shares for cash
- at $0.20 per share at December 12, 2005	260,000	26	-	51,974	-	52,000
Issuance of common shares for cash
- at $0.20 per share at December 21, 2005	200,000	20	-	39,980	-	40,000
Issuance of common shares for cash
- at $0.50 per share at February 17, 2006	516,000	51	-	257,949	-	258,000
Issuance of common shares for cash
- at $0.50 per share at March 8, 2006	225,000	22	-	112,478	-	112,500
Issuance of common shares for cash
- at $0.50 per share at March 24, 2006	930,930	93	-	465,372	-	465,465
Issuance of common shares for cash
- at $0.50 per share at April 18, 2006	866,696	87	-	433,261	-	433,348
Issuance of common shares for cash
- at $0.50 per share at April 25, 2006	4,000	1	-	1,999	-	2,000
Stock-based compensation	-	-	-	57,000	-	57,000
Net loss for the period	-	-	-	-	(336,324)	(336,324)

Balance, May 31, 2006	13,241,000	$1,527	$-	$1,565,786	$(413,438)	$1,153,875

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
May 31, 2006
(Stated in US Dollars)
(Unaudited)

Note 1	Interim Reporting

While the information presented in the accompanying interim six months financial statements is unaudited, it includes all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America. These interim financial statements follow the same accounting policies and methods of their application as the Company’s November 30, 2005 annual financial statements. All adjustments are of a normal recurring nature. It is suggested that these interim financial statements be read in conjunction with the Company’s November 30, 2005 annual financial statements.

Operating results for the six months ended May 31, 2006 are not necessarily indicative of the results that can be expected for the year ended November 30, 2006.

Note 2	Continuance of Operations

These interim financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At May 31, 2006, the Company has working capital of $493,667 which may not be sufficient to sustain operations for the next twelve months, has not yet achieved profitable operations, has accumulated losses of $413,438 since its inception and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Interim Consolidated Financial Statements
May 31, 2006
(Stated in US Dollars)
(Unaudited) – Page 2

Note 3	Equipment

		May 31, 2006
		Accumulated
	Cost	Amortization	Net

Computer and equipment	$4,961	$2,480	$2,481
Office equipment	2,237	373	1,864
Office furniture	1,094	91	1,003

	$8,292	$2,944	$5,348

	November 30, 2005
		Accumulated
	Cost	Amortization	Net

Computer equipment	$4,961	$1,654	$3,307

Note 4	Related Party Transactions

During the period ended May 31, 2006:

	a)	The Company incurred $14,000 for management fees to the former Secretary and former CFO of the Company. The former Secretary and former CFO of the Company resigned on March 31, 2006.

The Company incurred $30,000 for management fees to the President and CEO of the Company. At May 31, 2006, the President and CEO was owed $4,157 for out-of- pocket expenses.

The Company incurred $20,162 for consulting fees to the Senior Vice President of Operations of the Company. At May 31, 2006, $1,394 is owing to the Senior Vice President of Operations, which is unsecured, non-interest bearing and due on demand.

The Company incurred $16,907 for management fees to the Vice President of Operations of the Company’s subsidiary. At May 31, 2006, $11,215 is owing to the Vice President of Operations, which is unsecured, non-interest bearing and due on demand.

	b)	At May 31, 2006, prepaid expenses include $908 incurred with the Vice-President of Business Development.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Interim Consolidated Financial Statements
May 31, 2006
(Stated in US Dollars)
(Unaudited) – Page 3

Note 4	Related Party Transactions – (cont’d)

	c)	At May 31, 2006, the Company is indebted to a related company for $461 for general and administrative expenses incurred on behalf of the Company, which is unsecured, non-interest bearing, and due on demand.

	Note 5	Stock Options

The Company has elected to apply the intrinsic value method of APB No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for its stock options on options granted to employees and directors. Under APB 25, compensation expense is only recorded to the extent that the exercise price is less than the market value of the underlying stock on the measurement date, which is usually the date of grant. Stock-based compensation for employees is recognized on an accelerated basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards (“FAS”) No. 123 “Accounting for Stock-Based Compensation” and are recognized at the fair value of the options as determined by an option pricing model as the related services are provided and the options earned.

The following table summarizes the continuity of the Company’s stock options:

		Weighted
	Number of	Average
	Shares	Exercise Price

Outstanding, November 30, 2005	875,000	$0.10
Granted	2,200,000	$0.51
Cancelled	(125,000)	$0.10

Outstanding, May 31, 2006	2,950,000

The fair value of the stock options granted during the six months ended May 31, 2006 of $57,000 was determined using the Black-Scholes option pricing model with the following assumptions:

Expected dividend yield	0%
Risk-free interest rate	2.18% - 3.18%
Expected volatility	0.1%
Expected option life (in years)	2 years

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Interim Consolidated Financial Statements
May 31, 2006
(Stated in US Dollars)
(Unaudited) – Page 4

Note 5	Stock Options – (cont’d)

Additional information regarding options outstanding as at May 31, 2006 is as follows:

		Outstanding		Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number of	Contractual	Exercise	Number of	Exercise
Prices	Shares	Life (years)	Price	Shares	Price

$0.10	750,000	1.42	$0.10	750,000	$0.10
$0.20	150,000	1.58	$0.20	150,000	$0.20
$0.50	370,000	1.75	$0.50	370,000	$0.50
$0.50	860,000	1.67	$0.50	860,000	$0.50
$0.50	620,000	2.00	$0.50	620,000	$0.50
$0.85	200,000	2.00	$0.85	200,000	$0.85

	2,950,000			2,950,000

Note 6	Commitments – Note 5

a)
The Company entered into an employment agreement dated October 1, 2005, with the President and CEO of the Company, at a rate of $5,000 per month and the option to buy 250,000 shares of the Company at $0.10 per share. Either party can terminate the agreement at any time with 14 days notice.

	b)	The Company paid $605,617 in respect to non-refundable deposits on equipment purchases with a total cost commitment of $2,675,984.

	c)	The Company paid $45,086 in respect to a refundable deposit on a purchase of land with a total cost of $221,528.

Note 7	Subsequent Events

Subsequent to May 31, 2006:

a)
The Company entered into an employment agreement effective June 1, 2006 with the President and CEO for $7,200/month and the option to buy 250,000 shares of the Company at $0.50 per share. The Company also entered into an employment agreement effective June 1, 2006 with the Senior Vice-President of Operations for $5,400/month and the option to buy 250,000 shares of the Company at $0.50 per share. Either party can terminate the agreement at any time with 14 days notice.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Interim Consolidated Financial Statements
May 31, 2006
(Stated in US Dollars)
(Unaudited) – Page 5

Note 7	Subsequent Events – (cont’d)

	b)	The Company received cash proceeds totalling $129,500 in respect to a proposed private placement of 259,000 common shares at $0.50 per share.

c)
The Company intends to file a registration statement on Form SB-2 with the Securities and Exchange Commission for the public distribution of 9,093,626 common shares by existing shareholders, and for registration of a direct offering of up to 5,000,000 common shares at a price of $0.85 per share.

d)
The Company incorporated a wholly owned subsidiary in the State of Nevada on April 28, 2006. The Subsidiary entered into an employment agreement effective May 1, 2006 with the Vice-President of Operations for $16,900/month and the option to buy 200,000 shares of the Company at $0.85 per share.

	e)	The Company entered into an office lease agreement effective July 1, 2006 to July 31, 2010 for basic rent of $13,600 per month.

	f)	The Company paid $56,008 in respect to deposits on equipment purchases with a total cost commitment of $311,836.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Amisano Hanson, Chartered Accountants, audited our consolidated financial statements. Since inception, we have had no changes in or disagreements with our accountants.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Officers and Directors

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Lexington is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article V of our bylaws, filed as Exhibit 3.4 to this Registration Statement; and
  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making Lexington responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

Commission filing fee	$1,300
Legal fees and expenses	25,000
Accounting fees and expenses	13,500
Printing and marketing expenses	100
Miscellaneous	100
Total	$40,000

Recent Sales of Unregistered Securities

Since inception on March 30, 2005 to July 26, 2006, we have completed the following sales of unregistered securities.

  On June 1, 2005, we issued 5,000,000 common shares to our director Tannisah Kruse and 5,000,000 shares to our director Larry Kristof at a price of $0.0001 per share for total proceeds of $1,000.

  From October 24 to November 2, 2005, we issued 1,150,000 shares of common stock to 7 shareholders at $0.03 per share for total proceeds of $34,500.

  From November 4 to November 16, 2005, we issued 1,115,000 shares of common stock to 19 investors at $0.10 per share, for total proceeds of $111,500. (Taking into consideration the cancellation of 100,000 shares on January 4, 2006, pursuant to a rescinded share subscription agreement).

  In December 2005, we issued 460,000 shares of common stock to 14 investors at $0.20 per share for cash proceeds of $92,000.

  In February 2006, we issued 516,000 shares of common stock to 23 investors at $0.50 per share for cash proceeds of $258,000. We relied on Regulation S and Section 4(2) of the Securities Act as exemptions from registration for this issuance.

  In March 2006, we issued 1,155,930 shares of common stock to 84 investors at $0.50 per share for cash proceeds of $577,965.

  On March 29, 2006, Tannisah Kruse (who resigned as our director on March 28, 2006) sold 4,750,000 shares of her common shares to Greystone Holdings Ltd., a company controlled by Brent Nimeck, another director at $0.0001 per share for proceeds of $475.

  On March 29, 2006, our director Larry Kristof sold 100,000 shares of his common stock to Elston Johnson at a price of $0.25 per share, for proceeds of $25,000.

  In April 2006, we issued 870,696 shares of common stock to 53 investors at $0.50 per share for cash proceeds of $435,348.

  On May 29, 2006 we issued 4,000 shares of common stock to an investor at $0.50 per share for cash proceeds of $2,000.

Except as otherwise noted above, all of the above issuances were exempt from registration under Regulation S of the Securities Act.

Exhibits

Exhibit Number	Exhibit Description

3.1	Certificate (Articles) of Incorporation as filed with the Nevada Secretary of State on March 30, 2005 (1)

3.2	Certificate of Amendment to Articles of Incorporation filed September 30, 2005 (1)

3.3	Certificate of Amendment to Articles of Incorporation filed January 11, 2006 (1)

3.4	Bylaws (1)

4	Instrument Defining the Right of Holders - Form of Share Certificate (1)

5.1	Legal Opinion & Consent

10.1	P-tank Lease Agreement between Lexington and Southern Well Testing Ltd. dated January 5, 2006 (1)

10.2	P-tank Lease Agreement between Lexington and Southern Well Testing (2005) Ltd. dated February 3, 2006 (1)

10.3	Real Estate Purchase Contract between Lexington and Jackson Cattle Co. Ltd. dated February 3, 2006 (1)

10.4	Douglas Blackman Management Agreement dated November 17, 2005 (1)

10.5	Larry Kristof Management Agreement dated October 1, 2005 (1)

10.6	Tannisah Kruse Management Agreement dated October 1, 2005 (1)

10.7	Brent Nimeck Management Agreement dated October 20, 2005 (1)

10.8	Settlement Agreement with Tannisah Kruse dated March 31, 2006 (1)

10.9	Larry Kristof Employment Agreement (2)

10.10	Brent Nimeck Employment Agreement (2)

10.11	Nitrogen Generation Unit Invoice dated June 23, 2006 (2)

10.12	Drilling Rig 1 Invoice (2)

10.13	Drilling Rig 2 Invoice (2)

10.14	Addendum to Real Estate Purchase Agreement with Jackson Cattle Co. Ltd. (2)

10.15	Agreement to purchase Horizontal Separator from Bromley Mechanical Services (2)

10.16	Amendment dated August 2, 2006 to Real Estate Purchase Agreement with Jackson Cattle Co. Ltd.

10.17	Letter of Intent dated August 2, 2006 with Laricina Energy Ltd.

10.18	Sub-lease Agreement with First Truck Centre (Edmonton) Inc.

23.1	Consent of Auditor

99.1	Subscription Agreement (2)

(1) Included as exhibits on our Form SB-2 filed May 16, 2006.
(2) Included as exhibits on our Form SB-2 filed July 7, 2006.

Undertakings

Lexington hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

  include any Prospectus required by Section 10(a)(3) of the Securities Act;
  reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and
  include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus;

2.

that for determining liability under the Securities Act, treat each post-effective amendment as a new Prospectus of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

3.	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

4.

for determining liability of Lexington under the Securities Act to any purchaser in the initial distribution of the securities, Lexington undertakes that in a primary offering of securities of Lexington pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, Lexington will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of Lexington relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of Lexington or used or referred to by Lexington;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about Lexington or its securities provided by or on behalf of Lexington; and

(iv) Any other communication that is an offer in the offering made by Lexington to the purchaser.

(v) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(vi) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act, Lexington certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Prospectus on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on August 9 , 2006.

LEXINGTON ENERGY SERVICES INC.

By:	/s/ Larry Kristof
Larry Kristof
President, Director, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer, Secretary

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Larry Kristof	President, Director, Chief Executive Officer, Chief Financial Officer,	August 9 , 2006
Larry Kristof	Chief Accounting Officer,
Treasurer, Secretary

/s/ Brent Nimeck	Director	August 9 , 2006
Brent Nimeck